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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              OMNICOM GROUP INC.,

                           BERNARD HODES GROUP INC.,

                              CAREER MOSAIC INC.,

                             HEADHUNTER.NET, INC.,

                         RESUME ACQUISITION CORPORATION

                                      AND

                           ITC HOLDING COMPANY, INC.

                           DATED AS OF APRIL 15, 2000


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                               TABLE OF CONTENTS

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PREAMBLE...............................................................   6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER..........................   6
  1.1      Merger......................................................   6
  1.2      Time and Place of Closing...................................   6
  1.3      Effective Time..............................................   6
ARTICLE 2 -- TERMS OF MERGER...........................................   7
  2.1      Charter.....................................................   7
  2.2      Bylaws......................................................   7
  2.3      Directors and Officers......................................   7
ARTICLE 3 -- MANNER OF CONVERTING SHARES...............................   7
  3.1      Conversion of Shares........................................   7
  3.2      Anti-Dilution Provisions....................................   7
  3.3      Fractional Shares...........................................   7
ARTICLE 4 -- EXCHANGE OF SHARES........................................   8
  4.1      Exchange Procedures.........................................   8
  4.2      Rights of Former Career Mosaic Shareholders.................   8
ARTICLE 5 -- OTHER AGREEMENTS..........................................   8
  5.1      Directors of HeadHunter.NET.................................   8
  5.2      Shareholder Protection Rights Agreement.....................   9
  5.3      Shareholders' Agreement.....................................   9
  5.4      Administrative Services Agreement...........................   9
  5.5      Registration Rights Agreement...............................   9
  5.6      Credit Agreement............................................   9
  5.7      Agency Agreement............................................   9
  5.8      Access to Information; Audit Cooperation....................   9
  5.9      Non-Competition Agreement...................................   9
  5.10     Indemnity Agreements........................................   9
  5.11     BHA and ITC Indemnity Agreement.............................   9
  5.12     Support Agreement...........................................   9
  5.13     Amended and Restated Bylaws.................................   9
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF HEADHUNTER.NET AND
  MERGER SUB...........................................................  10
  6.1      Organization, Standing, and Power...........................  10
  6.2      Authority; No Breach By Agreement...........................  10
  6.3      Capital Stock...............................................  11
  6.4      HeadHunter.NET Subsidiaries.................................  11
  6.5      SEC Filings; Financial Statements...........................  11
  6.6      Absence of Undisclosed Liabilities..........................  12
  6.7      Absence of Certain Changes or Events........................  12
  6.8      Tax Matters.................................................  12
  6.9      Assets......................................................  13
  6.10     Intellectual Property.......................................  13
  6.11     Environmental Matters.......................................  14
  6.12     Compliance with Laws........................................  14
  6.13     Labor Relations.............................................  15
  6.14     Employee Benefit Plans......................................  15
  6.15     Material Contracts..........................................  16

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
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  6.16     Legal Proceedings...........................................  17
  6.17     Reports.....................................................  17
  6.18     Statements True and Correct.................................  17
  6.19     Regulatory Matters..........................................  17
  6.20     Privacy; Web Site...........................................  17
  6.21     Opinion of Financial Advisor................................  17
  6.22     Brokers, Etc................................................  18
  6.23     Voting Requirements.........................................  18
ARTICLE 7 -- REPRESENTATIONS AND WARRANTIES OF OMNICOM, BHA AND CAREER
  MOSAIC...............................................................  18
  7.1      Organization, Standing, and Power...........................  18
  7.2      Authority; No Breach By Agreement...........................  18
  7.3      Capital Stock...............................................  19
  7.4      Subsidiaries................................................  19
  7.5      Financial Statements........................................  19
  7.6      Absence of Undisclosed Liabilities..........................  19
  7.7      Absence of Certain Changes or Events........................  19
  7.8      Tax Matters.................................................  20
  7.9      Assets......................................................  20
  7.10     Intellectual Property.......................................  21
  7.11     Environmental Matters.......................................  21
  7.12     Compliance with Laws........................................  22
  7.13     Labor Relations.............................................  23
  7.14     Employee Benefit Plans......................................  23
  7.15     Material Contracts..........................................  24
  7.16     Legal Proceedings...........................................  25
  7.17     Reports.....................................................  25
  7.18     Statements True and Correct.................................  25
  7.19     Regulatory Matters..........................................  25
  7.20     Ownership of HeadHunter.NET Common Stock....................  25
  7.21     Privacy; Web Site...........................................  26
  7.22     Brokers, Etc. ..............................................  26
ARTICLE 8 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..................  26
  8.1      Covenants of HeadHunter.NET.................................  26
  8.2      Negative Covenants of HeadHunter.NET........................  26
  8.3      Omnicom, BHA and Career Mosaic Covenants....................  27
  8.4      Adverse Changes in Condition................................  29
  8.5      Reports.....................................................  29
  8.6      No Solicitation by HeadHunter.NET...........................  29
ARTICLE 9 -- ADDITIONAL AGREEMENTS
           Registration Statement; Proxy Statement; Shareholder
  9.1      Approval....................................................  30
  9.2      Listing.....................................................  31
  9.3      Applications; Antitrust Notification........................  31
  9.4      Filings with State Offices..................................  31
  9.5      Agreement as to Efforts to Consummate.......................  31
  9.6      Investigation and Confidentiality...........................  31
  9.7      Press Releases..............................................  31
  9.8      Tax Treatment...............................................  32
  9.9      Indemnification, Exculpation and Insurance..................  32
  9.10     Fees and Expenses...........................................  32
  9.11     Certain Employee Matters....................................  32

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
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ARTICLE 10 -- INDEMNIFICATION..........................................  33
  10.1     Agreement of Omnicom to Indemnify...........................  33
  10.2     Agreement of HeadHunter.NET to Indemnify....................  33
  10.3     Procedures for Indemnification..............................  33
  10.4     Third Party Claims..........................................  34
  10.5     Exclusive Remedy............................................  35
  10.6     Survival....................................................  35
  10.7     Limitations as to Amount....................................  35
  10.8     Tax Effect and Insurance....................................  35
ARTICLE 11 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  36
  11.1     Conditions to Obligations of Each Party.....................  36
           Conditions to Obligations of Omnicom, BHA and Career
  11.2     Mosaic......................................................  36
           Conditions to Obligations of HeadHunter.NET and Merger
  11.3     Sub.........................................................  37
ARTICLE 12 -- TERMINATION..............................................  37
  12.1     Termination.................................................  37
  12.2     Effect of Termination.......................................  38
ARTICLE 13 -- MISCELLANEOUS............................................  38
  13.1     Definitions.................................................  38
  13.2     Brokers and Finders.........................................  43
  13.3     Entire Agreement............................................  43
  13.4     Amendments..................................................  43
  13.5     Waivers.....................................................  43
  13.6     Assignment..................................................  44
  13.7     Notices.....................................................  44
  13.8     Governing Law; Jurisdiction.................................  45
  13.9     Counterparts................................................  45
  13.10    Captions; Articles and Sections.............................  45
  13.11    Interpretations.............................................  45
  13.12    Severability................................................  45
  13.13    Specific Performance........................................  45

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                                LIST OF EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
   5.2     --  Shareholder Protection Rights Agreement
   5.3     --  Shareholders' Agreement
   5.4     --  Administrative Services Agreement
   5.5     --  Registration Rights Agreement
   5.6     --  Credit Agreement
   5.7     --  Agency Agreement
   5.9     --  Non-Competition Agreement
   5.10    --  Indemnity Agreement (Directors)
   5.11    --  Indemnity Agreement (ITC and BHA)
   5.12    --  Support Agreement
   5.13    --  Amended and Restated Bylaws
  11.1(b)  --  Regulatory Consents

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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 15, 2000, by and among OMNICOM GROUP INC. ("Omnicom"), BERNARD HODES GROUP INC. ("BHA"), CAREER MOSAIC INC., a wholly owned subsidiary of BHA ("Career Mosaic"), HEADHUNTER.NET, INC. ("HeadHunter.NET"), RESUME ACQUISITION CORPORATION, a wholly owned subsidiary of HeadHunter.NET ("Merger Sub"), and ITC HOLDING COMPANY, INC., a shareholder of HeadHunter.NET ("ITC") solely for the purposes of the covenants contained in Sections 5.3, 5.5, 5.11 and 5.12 hereof.

                                    PREAMBLE

     The respective boards of directors of BHA, Career Mosaic, HeadHunter.NET and Merger Sub are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the combination of HeadHunter.NET and the Career Mosaic Business (as defined in Section 13.1 hereof) pursuant to the formation of Merger Sub as a wholly owned subsidiary of HeadHunter.NET, and the merger of Career Mosaic with and into Merger Sub. At the effective time of such merger, the outstanding shares of the capital stock of Career Mosaic shall be converted into the right to receive shares of HeadHunter.NET common stock as set forth herein. As a result, the stockholders of Career Mosaic shall become shareholders of HeadHunter.NET, and Merger Sub shall continue to conduct business as a wholly owned subsidiary of HeadHunter.NET. The transactions described in this Agreement are subject to the approval of the shareholders of HeadHunter.NET, expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties hereto that the Merger (as defined below) for federal income taxes shall qualify as a "reorganization" within the meaning of
Section 368(a)(2)(D) of the Internal Revenue Code.

     Certain terms used in this Agreement are defined in Section 13.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Career Mosaic shall be merged with and into Merger Sub in accordance with the provisions of Section 251 of the DGCL, and with the effect provided in the DGCL (the "Merger"). Merger Sub shall be the Surviving Corporation resulting from the Merger and shall be a wholly owned subsidiary of HeadHunter.NET. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of BHA, Career Mosaic, HeadHunter.NET, Merger Sub and ITC, and by HeadHunter.NET, as sole shareholder of Merger Sub, and BHA and the other stockholders of Career Mosaic, as stockholders of Career Mosaic.

     1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by each party, the parties shall use their commercially reasonable best efforts to cause the Effective Time to occur on the first business day following
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the latest to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger or (ii) the date on which the shareholders of HeadHunter.NET approve this Agreement, or such later date within 30 days thereof as may be specified by the parties.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Charter. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3 Directors and Officers. The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the shareholders thereof, the shares of the constituent corporations shall be converted as follows:

        (a) Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall continue to be outstanding.

        (b) Each share of Career Mosaic common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 750 shares of HeadHunter.NET common stock (as adjusted, if applicable, pursuant to Section 3.2, the "Exchange Ratio").

        (c) Each share of HeadHunter.NET common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

     3.2 Anti-Dilution Provisions. In the event HeadHunter.NET changes the number of shares of its common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, reclassification, combination, share exchange, recapitalization, issuance or exercise of rights or common stock under the Rights Plan or other similar event and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, reclassification, combination, share exchange, recapitalization or other similar event for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Career Mosaic common stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HeadHunter.NET common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HeadHunter.NET common stock multiplied by the average market value for shares of HeadHunter.NET common stock for the ten (10) trading days immediately prior to the Effective Time. The market value for HeadHunter.NET common stock shall be the last sale price each day of such common stock on the Nasdaq National Market (as reported by Bloomberg's Financial Service). No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

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

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. After the Effective Time, each stockholder of Career Mosaic shall deliver to HeadHunter.NET the certificate(s) which represented shares of Career Mosaic common stock outstanding immediately prior to the Effective Time and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1. Such certificate(s) shall be duly endorsed as HeadHunter.NET may reasonably require. In the event of a transfer of ownership of shares of Career Mosaic common stock represented by certificates that are not registered in the transfer records of Career Mosaic, the consideration provided in Section 3.1 may be issued to a transferee if the certificate(s) representing such shares are delivered to HeadHunter.NET, accompanied by all documents required to evidence such transfer and by evidence satisfactory to HeadHunter.NET that any applicable stock transfer taxes have been paid. If any certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such certificate to be lost, mislaid, stolen or destroyed and (ii) any other documents necessary to evidence and effect the bona fide exchange thereof, HeadHunter.NET shall cause to be issued to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed certificate shall have been converted. To the extent required by Section 3.4, each holder of shares of Career Mosaic common stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate, cash in lieu of any fractional share of HeadHunter.NET common stock to which such holder may be otherwise entitled (without interest). HeadHunter.NET shall not be obligated to deliver the consideration to which any former holder of Career Mosaic common stock is entitled as a result of the Merger until such holder surrenders such holder's certificate for exchange as provided in this Section 4.1(a). Any other provision of this Agreement notwithstanding, neither HeadHunter.NET, nor the Surviving Corporation shall be liable to a holder of Career Mosaic common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     4.2 Rights of Former Career Mosaic Shareholders. At the Effective Time, the stock transfer books of Career Mosaic shall be closed as to holders of Career Mosaic common stock immediately prior to the Effective Time and no transfer of Career Mosaic common stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each certificate theretofore representing shares of Career Mosaic common stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former stockholders of record of Career Mosaic shall be entitled to vote after the Effective Time at any meeting of HeadHunter.NET shareholders the number of whole shares of HeadHunter.NET common stock into which their respective shares of Career Mosaic common stock are converted, regardless of whether such holders have exchanged their certificates for certificates representing HeadHunter.NET common stock in accordance with the provisions of this Agreement.

                                   ARTICLE 5

                                OTHER AGREEMENTS

     5.1 Directors of HeadHunter.NET. At the Effective Time, (i) the written resignations of J. Douglas Cox, Donald W. Weber and Michael G. Misikoff, dated as of the date of this Agreement, shall become effective, (ii) the Board of Directors of HeadHunter.NET shall set the size of the Board of Directors of HeadHunter.NET at seven (7) members with three members to serve as Class I directors, two members to serve as Class II members and two members to serve as Class III directors and (iii) the Board of Directors shall fill the vacancies on the Board of Directors by appointing or electing (A) one individual designated by BHA (who shall have been approved by HeadHunter.NET, such approval not to be unreasonably withheld or delayed) to serve as a Class I director, (B) one individual designated by BHA, who may be any officer or director of BHA or Omnicom or any other person if such person is approved by HeadHunter.NET (such approval not to be unreasonably withheld or delayed), to serve as a Class II director and (C) one individual designated by BHA, who may be any officer or director of BHA or Omnicom or any other person if such person is approved by HeadHunter.NET (such approval not to be unreasonably withheld or delayed), to
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

serve as a Class III director, with Robert M. Montgomery, Jr. and Burton B. Goldstein, Jr. each continuing to serve as a Class I director, Kimberley E. Thompson continuing to serve as a Class II director and William H. Scott, III continuing to serve as a Class III director.

     5.2 Shareholder Protection Rights Agreement. Simultaneously with the execution of this Agreement, HeadHunter.NET has adopted and approved a Shareholder Protection Rights Agreement in the form as Exhibit 5.2 attached hereto (the "Rights Plan"). Prior to the Effective Time, HeadHunter.NET agrees not to amend or terminate the Rights Plan or waive any material provision thereof or redeem the rights issued thereunder without the prior written consent of BHA.

     5.3 Shareholders' Agreement. At the Effective Time, HeadHunter.NET, Omnicom, BHA and ITC shall enter into a Shareholders' Agreement in substantially the form as Exhibit 5.3 attached hereto.

     5.4 Administrative Services Agreement. At the Effective Time, BHA and HeadHunter.NET shall enter into an Administrative Services Agreement in substantially the form as Exhibit 5.4 attached hereto (the "Services Agreement);

     5.5 Registration Rights Agreement. At the Effective Time, BHA, ITC and HeadHunter.NET shall enter into a Registration Rights Agreement in substantially the form as Exhibit 5.5 attached hereto.

     5.6 Credit Agreement. At the Effective Time, Omnicom Finance, Inc. shall enter into a Credit Agreement (the "Credit Agreement") with HeadHunter.NET in substantially the form as Exhibit 5.6 attached hereto.

     5.7 Agency Agreement. At the Effective Time, BHA and HeadHunter.NET shall enter into a Agency Agreement (the "Agency Agreement") in substantially the form as Exhibit 5.7 attached hereto.

     5.8 Access to Information; Audit Cooperation. From the date of this Agreement until the Effective Time, Omnicom, BHA and Career Mosaic shall afford HeadHunter.NET and its officers, employees, accountants, consultants, legal counsel and other representatives full and complete access during normal business hours to the properties, books, records, contracts, facilities, premises and equipment comprising or relating to the Transferred Assets, the Transferred Liabilities and the Career Mosaic Business. From the date of this Agreement until the Effective Time, HeadHunter.NET and Merger Sub shall afford BHA and its officers, employees, accountants, consultants, legal counsel and other representatives full and complete access during normal business hours to the properties, books, records, contracts, facilities, premises and equipment of HeadHunter.NET. Omnicom, BHA and Career Mosaic shall cooperate with and assist HeadHunter.NET and its officers, employees, accountants, consultants, legal counsel and other representatives in preparing, in accordance with the SEC requirements in connection with the Merger: (i) audited financial statements of the Career Mosaic Business for the last three (3) fiscal years; (ii) unaudited financial statements for any interim periods since the end of the last fiscal year; and (iii) any other report, proxy statement or other document, all as related to the Career Mosaic Business or the Transferred Assets.

     5.9 Non-Competition Agreement. At the Effective Time, HeadHunter.NET and BHA shall enter into a Non-Competition Agreement substantially in the form of
Exhibit 5.9 attached hereto.

     5.10 Indemnity Agreements. At the Effective Time, HeadHunter.NET shall enter into an Indemnity Agreement, in substantially the form as Exhibit 5.10 attached hereto, with each of the director nominees and directors named in
Section 5.1 of this Agreement.

     5.11 BHA and ITC Indemnity Agreement. At the Effective Time, HeadHunter.NET shall enter into an Indemnity Agreement, in substantially the form as Exhibit 5.11 attached hereto, with each of BHA and ITC.

     5.12 Support Agreement. Simultaneously with the execution and delivery of this Agreement, BHA, ITC and Robert M. Montgomery, Jr. have executed and delivered a Support Agreement in the form of Exhibit 5.12 attached hereto.

     5.13 Amended and Restated Bylaws. At the Effective Time, HeadHunter.NET shall have amended its Bylaws in the form of Exhibit 5.13 attached hereto (the "Amended Bylaws").

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                                   ARTICLE 6

        REPRESENTATIONS AND WARRANTIES OF HEADHUNTER.NET AND MERGER SUB

     HeadHunter.NET and Merger Sub, jointly and severally, hereby represent and warrant to BHA and Career Mosaic as follows:

     6.1 Organization, Standing, and Power. Each of HeadHunter.NET and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and Delaware, respectively, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of HeadHunter.NET and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect. The minute books and other organizational documents for each of HeadHunter.NET and Merger Sub have been made available to Omnicom, BHA and Career Mosaic for their review and, except as disclosed in Section 6.1 of the HeadHunter.NET Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to such organizational documents and all proceedings of the Board of Directors and shareholders thereof.

     6.2 Authority; No Breach By Agreement. (a) Each of HeadHunter.NET and Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of HeadHunter.NET and Merger Sub, subject, in the case of performance only, to any required approval of this Agreement by the holders of HeadHunter.NET common stock. The Board of Directors of HeadHunter.NET has taken all action necessary to render the limitations on business combinations contained in Sections 14-2-1111 and 14-2-1132 of the GBCC (or any similar provision) inapplicable to the Merger. This Agreement represents a legal, valid and binding obligation of each of HeadHunter.NET and Merger Sub, enforceable against each of them in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     (b) Neither the execution and delivery of this Agreement by HeadHunter.NET or Merger Sub, nor the consummation by HeadHunter.NET or Merger Sub of the transactions contemplated hereby, nor compliance by HeadHunter.NET or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation of HeadHunter.NET, the Certificate of Incorporation of Merger Sub or the Bylaws of HeadHunter.NET or Merger Sub, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of HeadHunter.NET under, any Contract or Permit of HeadHunter.NET, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in
Section 11.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to HeadHunter.NET or any of its material Assets, or to Merger Sub.

     (c) Other than in connection or compliance with applicable Laws, and rules of the NASD and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by HeadHunter.NET or Merger Sub of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. (a) The authorized capital stock of HeadHunter.NET consists of (i) 45,500,000 shares of HeadHunter.NET common stock, of which 10,912,700 shares are issued and outstanding as of the date of this Agreement,
(ii) 7,500,000 shares of Class A Preferred Stock, none of which are issued and outstanding, and (iii) 5,000,000 shares of Class B Serial Preferred Stock, 500,000 shares of which will be designated as Junior Participating Preferred Stock in connection with the adoption of the Rights Plan, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of HeadHunter.NET are, and all of the shares of common stock of HeadHunter.NET to be issued in connection with the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding, fully paid and nonassessable. None of the outstanding shares of capital stock of HeadHunter.NET has been, and none of the shares of HeadHunter.NET common stock to be issued in connection with the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of HeadHunter.NET. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding as of the date of this Agreement, all of which are owned of record and beneficially by HeadHunter.NET.

     (b) Except as set forth in Section 6.3(a), pursuant to the Rights Plan or as disclosed in Section 6.3(b) of the HeadHunter.NET Disclosure Memorandum, there are no shares of capital stock or other equity securities of HeadHunter.NET outstanding and no outstanding Equity Rights relating to the capital stock of HeadHunter.NET. All outstanding stock options listed on Section 6.3(b) of the HeadHunter.NET Disclosure Memorandum will, in accordance with their terms or by action of the HeadHunter.NET Board of Directors, vest fully upon the Effective Time of the Merger, except for the stock options held by Robert M. Montgomery, Jr. to purchase up to 310,000 shares of HeadHunter.NET common stock, which shall vest in accordance with their respective original terms.

     6.4 HeadHunter.NET Subsidiaries.  HeadHunter.NET has disclosed in Section
6.4 of the HeadHunter.NET Disclosure Memorandum all of its subsidiaries (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the HeadHunter.NET Disclosure Memorandum, HeadHunter.NET, or one of its wholly owned subsidiaries, owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of HeadHunter.NET's subsidiaries. No capital stock (or other equity interest) of any HeadHunter.NET subsidiary is or may become required to be issued by reason of any Equity Rights, and there are no Contracts by which any HeadHunter.NET subsidiary is bound to issue additional shares of its capital stock (or other equity interests) or Equity Rights or by which any HeadHunter.NET subsidiary is or may be bound to transfer any shares of capital stock (or other equity interests). All of the outstanding shares of capital stock (or other equity interests) of each HeadHunter.NET subsidiary are fully paid and nonassessable and are owned free and clear of any Lien. Except as disclosed in Section 6.4 of the HeadHunter.NET Disclosure Memorandum, each HeadHunter.NET subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.

     6.5 SEC Filings; Financial Statements. (a) HeadHunter.NET has timely filed and made available to Omnicom, BHA and Career Mosaic all SEC Documents required to be filed by HeadHunter.NET since August 19, 1999, the effective date of the registration statement on Form S-1 filed with the SEC by HeadHunter.NET in connection with its initial public offering (the "HeadHunter.NET SEC Reports"). The HeadHunter.NET SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such HeadHunter.NET SEC Reports or necessary in order to make the statements in such HeadHunter.NET SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the HeadHunter.NET Financial Statements (including, in each case, any related notes) contained in the HeadHunter.NET SEC Reports, as amended, including any HeadHunter.NET SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto; was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC); and fairly presented or will present in all material respects the consolidated financial position of HeadHunter.NET and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. Neither HeadHunter.NET nor any of its subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of HeadHunter.NET included in the HeadHunter.NET Financial Statements or reflected in the notes thereto, or which have arisen in the ordinary course of business since the latest date covered by the HeadHunter.NET Financial Statements.

     6.7 Absence of Certain Changes or Events. Since December 31, 1999, except as disclosed in the HeadHunter.NET Financial Statements filed with the SEC prior to the date hereof or as disclosed in Section 6.7 of the HeadHunter.NET Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, and (ii) neither HeadHunter.NET nor Merger Sub has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of their respective covenants contained herein.

     6.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of HeadHunter.NET have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, except to the extent that all such failures to file, taken together, are not reasonably likely to have a HeadHunter.NET Material Adverse Effect, and all Tax Returns filed are complete and accurate to the Knowledge of HeadHunter.NET. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency or Litigation with respect to any Taxes, except as reserved against in the HeadHunter.NET Financial Statements or as disclosed in
Section 6.8 of the HeadHunter.NET Disclosure Memorandum. There are no Liens with respect to Taxes upon any of HeadHunter.NET's Assets, except for Liens for taxes not yet due and payable and any Liens which are not reasonably likely to have a HeadHunter.NET Material Adverse Effect.

     (b) HeadHunter.NET has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) The provision for any Taxes due or to become due for HeadHunter.NET for the period or periods through and including the date of the HeadHunter.NET Financial Statements that has been made and is reflected on such HeadHunter.NET Financial Statements is adequate in accordance with GAAP to cover all such Taxes.

     (d) Deferred Taxes of HeadHunter.NET have been provided adequately for in accordance with GAAP.

     (e) HeadHunter.NET is not a party to any Tax allocation or sharing agreement and HeadHunter.NET has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HeadHunter.NET) and does not have any Liability for Taxes of any Person (other than HeadHunter.NET and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Law) as a transferee or successor or by Contract or otherwise.

     (f) HeadHunter.NET is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws.

     (g) Except as disclosed in Section 6.8 of the HeadHunter.NET Disclosure Memorandum, HeadHunter.NET has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of HeadHunter.NET that occurred during or after any Taxable Period in which HeadHunter.NET incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1999.

     (i) HeadHunter.NET has no and has not had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     6.9 Assets. (a) Except as disclosed in Section 6.9 of the HeadHunter.NET Disclosure Memorandum or as disclosed or reserved against in the HeadHunter.NET Financial Statements filed with the SEC prior to the date hereof, HeadHunter.NET and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a HeadHunter.NET Material Adverse Effect. All tangible properties used in the businesses of HeadHunter.NET and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practices.

     (b) All Assets which are material to HeadHunter.NET's business on a consolidated basis held under leases or subleases by HeadHunter.NET or its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) The Assets of HeadHunter.NET and its subsidiaries include all Assets required to operate the business of HeadHunter.NET as presently conducted.

     6.10 Intellectual Property. HeadHunter.NET or its subsidiaries own or have a valid license to use all of the Intellectual Property material to the conduct of HeadHunter.NET's business. HeadHunter.NET or any subsidiary thereof is the owner of or has a license to any Intellectual Property sold or licensed to a third party by HeadHunter.NET or any subsidiary thereof in connection with HeadHunter.NET's business operations, and HeadHunter.NET has the right to convey by sale or license any Intellectual Property so conveyed. HeadHunter.NET is not in Default under any of its Intellectual Property licenses, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect. No proceedings have been instituted, or are pending or, to the Knowledge of HeadHunter.NET, threatened, which challenge the rights of HeadHunter.NET with respect to Intellectual Property used, sold or licensed by HeadHunter.NET in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of HeadHunter.NET does not infringe any Intellectual Property of any other person. HeadHunter.NET is not aware of any third party infringement of any of the Intellectual Property used in the course of its business. Except as disclosed in Section 6.10 of the HeadHunter.NET Disclosure Memorandum, HeadHunter.NET is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section
6.10 of the HeadHunter.NET Disclosure Memorandum, every officer, director, or employee of HeadHunter.NET is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to HeadHunter.NET and to keep confidential any trade secrets, proprietary data, customer information or other business information of HeadHunter.NET, and no such officer, director or employee is party to any Contract with any Person other than HeadHunter.NET which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than HeadHunter.NET or to keep confidential any trade secrets, proprietary data, customer information or other business information of any Person other than HeadHunter.NET. Except as disclosed in Section 6.10 of the HeadHunter.NET Disclosure Memorandum, no officer, director or employee of HeadHunter.NET is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including HeadHunter.NET.

     6.11 Environmental Matters. (a) To the Knowledge of HeadHunter.NET, HeadHunter.NET, its Participation Facilities and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect.

     (b) There is no Litigation pending or, to the knowledge of HeadHunter.NET, threatened before any court, governmental agency, or authority or other forum in which HeadHunter.NET or any of its Operating Properties or Participation Facilities (or HeadHunter.NET in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by HeadHunter.NET or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect.

     (c) During the period of (i) HeadHunter.NET's ownership or operation of any of its current properties, (ii) HeadHunter.NET's participation in the management of any Participation Facility, or (iii) HeadHunter.NET's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages or disposals of Hazardous Material in, on, under, adjacent to or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect. Prior to the period of (i) HeadHunter.NET's ownership or operation of any of its respective current properties, (ii) HeadHunter.NET's participation in the management of any Participation Facility, or (iii) HeadHunter.NET's holding of a security interest in Operating Property, to the Knowledge of HeadHunter.NET, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect.

     6.12 Compliance with Laws. HeadHunter.NET has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect. Except as disclosed in Section 6.12 of the HeadHunter.NET Disclosure Memorandum,
HeadHunter.NET:

        (a) is not in Default under any of the provisions of its Articles of Incorporation or Bylaws;

        (b) is not in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect; or

        (c) has not received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that HeadHunter.NET is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, or (iii) requiring HeadHunter.NET to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which materially restricts the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Omnicom, BHA and Career Mosaic.

     6.13 Labor Relations. HeadHunter.NET is not the subject of any Litigation asserting that it or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is HeadHunter.NET party to any collective bargaining agreement, nor is there any strike or other labor dispute involving HeadHunter.NET, pending or, to the Knowledge of HeadHunter.NET, threatened, or to the Knowledge of HeadHunter.NET, is there any activity involving HeadHunter.NET's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.14 Employee Benefit Plans.  (a) HeadHunter.NET has disclosed in Section
6.14 of the HeadHunter.NET Disclosure Memorandum, and has delivered or made available to Omnicom, BHA and Career Mosaic prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by HeadHunter.NET or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "HeadHunter.NET Benefit Plans"). Any of the HeadHunter.NET Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "HeadHunter.NET ERISA Plan." Each HeadHunter.NET ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as an "HeadHunter.NET Pension Plan." No HeadHunter.NET Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All HeadHunter.NET Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws. Each HeadHunter.NET ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and HeadHunter.NET is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of HeadHunter.NET, HeadHunter.NET has not engaged in a transaction with respect to any HeadHunter.NET Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject HeadHunter.NET to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (c) No HeadHunter.NET Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any HeadHunter.NET Pension Plan, (ii) no change in the actuarial assumptions with respect to any HeadHunter.NET Pension Plan, and (iii) no increase in benefits under any HeadHunter.NET Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any HeadHunter.NET Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by HeadHunter.NET, or the single-employer plan of any entity which is considered one employer with HeadHunter.NET under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (an "ERISA

Affiliate") has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a HeadHunter.NET Material Adverse Effect. HeadHunter.NET has not provided, and is not required to provide, security to a HeadHunter.NET Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by HeadHunter.NET with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a HeadHunter.NET Material Adverse Effect. HeadHunter.NET has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a HeadHunter.NET Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any HeadHunter.NET Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 6.14 of the HeadHunter.NET Disclosure Memorandum, HeadHunter.NET has no Liability for retiree health and life benefits under any of the HeadHunter.NET Benefit Plans and there are no restrictions on the rights of HeadHunter.NET to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a HeadHunter.NET Material Adverse Effect.

     (f) Except as disclosed in Section 6.14 of the HeadHunter.NET Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of HeadHunter.NET from HeadHunter.NET under any HeadHunter.NET Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any HeadHunter.NET Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of HeadHunter.NET and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been adequately reflected on the HeadHunter.NET Financial Statements to the extent required by and in accordance with GAAP.

     6.15 Material Contracts. Except as disclosed in Section 6.15 of the HeadHunter.NET Disclosure Memorandum or otherwise reflected in the HeadHunter.NET Financial Statements, neither HeadHunter.NET nor any of its Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any Contract or amendment thereto that would constitute a "material contract" as defined in Item 601(b)(10) of Regulation S-K under the 1933 Act, which is not filed as an exhibit to HeadHunter.NET's registration statement on Form S-1 which was declared effective on August 19, 1999 or to the most recent Annual Report on Form 10-K filed by HeadHunter.NET (collectively, all Contracts which constitute "material contracts" for HeadHunter.NET under
Item 601(b)(10) of Regulation S-K under the 1933 Act, the "HeadHunter.NET Contracts"). With respect to each HeadHunter.NET Contract and except as disclosed in Section 6.15 of the HeadHunter.NET Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) HeadHunter.NET is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect;
(iii) HeadHunter.NET has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of HeadHunter.NET, in material Default in any respect, and (v) no other party to such Contract has, to the Knowledge of HeadHunter.NET, repudiated or waived any material provision thereunder.

     6.16 Legal Proceedings. There is no Litigation instituted, pending or, to the Knowledge of HeadHunter.NET, threatened against HeadHunter.NET, or against any director, employee or employee benefit plan of HeadHunter.NET, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against HeadHunter.NET, that are reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect. Section 6.16 of the HeadHunter.NET Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which HeadHunter.NET is a party and which names HeadHunter.NET as a defendant or cross-defendant or for which HeadHunter.NET has any potential Liability.

     6.17 Reports. Since the date of HeadHunter.NET's organization HeadHunter.NET has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for failures to file reports or statements which are not reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.18 Statements True and Correct. None of the information supplied or to be supplied by HeadHunter.NET or Merger Sub for inclusion in the Registration Statement to be filed by HeadHunter.NET with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by HeadHunter.NET or Merger Sub for inclusion in the Proxy Statement to be mailed to HeadHunter.NET's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by HeadHunter.NET with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of HeadHunter.NET or at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that HeadHunter.NET and Merger Sub are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby, including the Registration Statement and the Proxy Statement, will comply as to form in all material respects with the provisions of applicable Law.

     6.19 Regulatory Matters. Neither HeadHunter.NET nor Merger Sub has taken or agreed to take any action and neither has Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 11.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.20 Privacy; Web Site. HeadHunter.NET has complied with the terms of the privacy policy stated on its web site. No web site owned by HeadHunter.NET contains content or links to other web sites which contain content that is illegal, obscene or defamatory. No personally identifiable data with respect to users of HeadHunter.NET's web sites have been provided to third parties without the consent of such users.

     6.21 Opinion of Financial Advisor. HeadHunter.NET has received the opinion of First Union Securities, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by HeadHunter.NET in the Merger is fair from a financial point of view to HeadHunter.NET, a signed copy of which has been or promptly will be delivered to BHA.

     6.22 Brokers, Etc. No broker, investment banker, financial advisor or other Person, other than First Union Securities, Inc., the fees, commissions and expenses of which will be paid by HeadHunter.NET, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HeadHunter.NET or any of its subsidiaries. HeadHunter.NET has furnished to BHA true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

     6.23 Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of HeadHunter.NET common stock at the Shareholders' Meeting to adopt this Agreement is the only vote of the holders of any class or series of HeadHunter.NET's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby or thereby.

                                   ARTICLE 7

        REPRESENTATIONS AND WARRANTIES OF OMNICOM, BHA AND CAREER MOSAIC

     Omnicom, BHA and Career Mosaic, jointly and severally, hereby represent and warrant to HeadHunter.NET and Merger Sub (i) as of the date of this Agreement with respect to Sections 7.1, 7.2, 7.3, 7.4, 7.9(c), 7.9(d), 7.10, 7.13, 7.18,
7.19, 7.20, 7.21 and 7.22 and (ii) as of the date that Arthur Andersen LLP delivers Career Mosaic Financial Statements to HeadHunter.NET as contemplated in
Section 11.3(e) of this Agreement (the "Delivery Date") with respect to Sections 7.5, 7.6, 7.7, 7.8, 7.9(a), 7.9(b), 7.11, 7.12, 7.14, 7.15, 7.16, and 7.17, as
follows:

     7.1 Organization, Standing, and Power. Each of Omnicom, BHA and Career Mosaic is a corporation duly organized, validly existing, and in good standing under the Laws of the States of New York, Delaware and Delaware, respectively. Each of Omnicom, BHA and Career Mosaic has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Career Mosaic is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or Liabilities, including the Transferred Assets and Transferred Liabilities, or the nature or conduct of its business, including the Career Mosaic Business, requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have individually or in the aggregate, an Career Mosaic Business Material Adverse Effect. The minute books and other organizational documents for Omnicom and BHA (with respect to the Transferred Assets or Career Mosaic Business) and Career Mosaic have been made available to HeadHunter.NET for its review and, except as disclosed in Section
7.1 of the Career Mosaic Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to such organizational documents and all proceedings of the Board of Directors and shareholders thereof.

     7.2 Authority; No Breach By Agreement. (a) Each of Omnicom, BHA and Career Mosaic has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Omnicom, BHA and Career Mosaic. This Agreement represents a legal, valid, and binding obligation of each of Omnicom, BHA and Career Mosaic, enforceable against each in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     (b) Neither the execution and delivery of this Agreement by Omnicom, BHA or Career Mosaic, nor the consummation by any of them of the transactions contemplated hereby, nor compliance by them with any of

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

the provisions hereof, will (i) conflict with or result in a breach of any provision of their respective Certificates of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset used in, or necessary for, the operation of the Career Mosaic Business (including the Transferred Assets) under, any Contract or Permit of any of them, or (iii) subject to receipt of the requisite Consents referred to in Section 11.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Omnicom, BHA or Career Mosaic, the Career Mosaic Business or any of the Assets used in, or necessary for, the operation of the Career Mosaic Business (including the Transferred Assets).

     (c) Other than in connection or compliance with applicable Laws, rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation of the Merger and the other transactions contemplated in this Agreement.

     7.3 Capital Stock. (a) The authorized capital stock of Career Mosaic consists of 10,000 shares of common stock, of which (i) 100 shares are issued and outstanding as of the date of this Agreement and (ii) 10,000 shares will be issued and outstanding immediately prior to the Effective Time. All of the issued and outstanding shares of capital stock of Career Mosaic are duly and validly issued and outstanding, fully paid and nonassessable. None of the outstanding shares of Career Mosaic capital stock has been issued in violation of any preemptive rights of the current or past shareholders of Career Mosaic.

     (b) Except as set forth in Section 7.3(a), or as disclosed in Section 7.3 of the Career Mosaic Disclosure Memorandum, there are no shares of capital stock or other equity securities of Career Mosaic outstanding and no outstanding Equity Rights relating to the capital stock of Career Mosaic.

     7.4 Subsidiaries. Career Mosaic has no subsidiaries. There are no Contracts relating to the rights of BHA to vote or to dispose of any shares of the capital stock of Career Mosaic. All of the shares of outstanding capital stock of Career Mosaic are fully paid and nonassessable and are owned by BHA and the other stockholders free and clear of any Lien.

     7.5 Financial Statements. The Career Mosaic Financial Statements (including, in each case, any related notes) are or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly present or will present in all material respects the financial position of Career Mosaic (or the Career Mosaic Business) as at the respective dates and the results of operations and cash flows for the periods indicated, except that unaudited interim financial statements will be subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect.

     7.6 Absence of Undisclosed Liabilities. Neither Career Mosaic nor the Career Mosaic Business has any Liabilities that are reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of Career Mosaic or the Career Mosaic Business included in the Career Mosaic Financial Statements or reflected in the notes thereto, or which have arisen in the ordinary course of business since the latest date covered by the Career Mosaic Financial Statements.

     7.7 Absence of Certain Changes or Events. Since December 31, 1999, except as disclosed in the Career Mosaic Financial Statements or as disclosed in
Section 7.7 of the Career Mosaic Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, and (ii) neither Omnicom, BHA nor Career Mosaic has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of their respective covenants contained herein.

     7.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of Career Mosaic, or with respect to the Career Mosaic Business, or for which Career Mosaic could be held primarily liable, have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, except to the extent that all such failures to file, taken together, are not reasonably likely to have an Career Mosaic Business Material Adverse Effect, and all such Tax Returns filed are complete and accurate to the Knowledge of Omnicom, BHA and Career Mosaic. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency or Litigation with respect to any Taxes, except as reserved against in the Career Mosaic Financial Statements or as disclosed in Section 7.8 of the Career Mosaic Disclosure Memorandum. There are no Liens with respect to Taxes upon any of Career Mosaic's Assets (including the Transferred Assets), except for Liens for taxes not yet due and payable and any Liens which are not reasonably likely to have an Career Mosaic Business Material Adverse Effect.

     (b) Except as set forth in Section 7.8(b) of the Career Mosaic Disclosure Memorandum, Career Mosaic has not, and neither Omnicom nor BHA with respect to the Career Mosaic Business or any Transferred Assets has, executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due or for which Career Mosaic would be liable that is currently in effect.

     (c) The provision for any Taxes due or to become due for Career Mosaic or with respect to the Career Mosaic Business for the period or periods through and including the date of the Career Mosaic Financial Statements that has been made and is reflected on such Career Mosaic Financial Statements is adequate in accordance with GAAP to cover all such Taxes.

     (d) Deferred Taxes of Career Mosaic, and deferred Taxes related to the Career Mosaic Business or Transferred Assets, have been provided adequately for in accordance with GAAP.

     (e) Career Mosaic is not a party to any Tax allocation or sharing agreement and Career Mosaic has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any Liability for Taxes of any Person (in each case, other than as a member of Omnicom' consolidated group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) Career Mosaic is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws.

     (g) Except as disclosed in Section 7.8 of the Career Mosaic Disclosure Memorandum, Career Mosaic has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Career Mosaic that occurred during or after any Taxable Period in which Career Mosaic incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1999.

     (i) Career Mosaic has no and has not had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     7.9 Assets. (a) Except as disclosed in Section 7.9 of the Career Mosaic Disclosure Memorandum or as disclosed or reserved against in the Career Mosaic Financial Statements, Career Mosaic has good and marketable title, free and clear of all Liens, to all of its Assets, including all of the Transferred Assets, except for any such Liens or other defects of title which are not reasonably likely to have an Career Mosaic Business Material Adverse Effect. All tangible properties used in the Career Mosaic Businesses are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practices.

     (b) All Assets (including Transferred Assets) which are material to the Career Mosaic Business held under leases or subleases by Career Mosaic are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) Except for the Assets related to the provision of services under the Administrative Services Agreement which are not primarily used in the conduct of the Career Mosaic Business, the Assets of Career Mosaic include all Assets required to operate the Career Mosaic Business as presently conducted. Neither Omnicom nor BHA has retained any Asset which is necessary for, or is used in, the operation of the Career Mosaic Business. Except for Assets related to the provision of services under the Administrative Services Agreement which are not primarily used in the conduct of the Career Mosaic Business, the Transferred Assets constituted all of the Assets which were necessary for, or which were used primarily in, the operation of the Career Mosaic Business in all material respects as it was conducted at the time that BHA contributed the Transferred Assets to Career Mosaic.

     7.10 Intellectual Property.   Career Mosaic owns or has a valid license to
use all of the Intellectual Property (i) material to the conduct of the Career Mosaic Business or (ii) included in the Transferred Assets. Career Mosaic is the owner of or has a license to any Intellectual Property sold or licensed to a third party by Career Mosaic in connection with the Career Mosaic Business, and Career Mosaic has the right to convey by sale or license any Intellectual Property so conveyed. Career Mosaic is not in Default under any of its Intellectual Property licenses, except for Defaults which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect. No proceedings have been instituted, or are pending or, to the Knowledge of Omnicom, BHA and Career Mosaic, threatened, which challenge the rights of BHA or Career Mosaic with respect to Intellectual Property used, sold or licensed in the course of the Career Mosaic Business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the Career Mosaic Business does not infringe any Intellectual Property of any other person. Neither Omnicom, BHA nor Career Mosaic is aware of any third party infringement of any of the Intellectual Property used in, or necessary for, the operation of the Career Mosaic Business. Except as disclosed in Section 7.10 of the Career Mosaic Disclosure Memorandum, Career Mosaic is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 7.10 of the Career Mosaic Disclosure Memorandum, every officer, director, or employee of Career Mosaic and every employee of BHA materially related to the operation of the Career Mosaic Business is a party to a Contract which requires such officer, director or employee to assign to BHA or Career Mosaic any interest in any Intellectual Property, which is included in the Transferred Assets or which is used in or necessary for the operation of the Career Mosaic Business, and to keep confidential any trade secrets, proprietary data, customer information or other business information of Career Mosaic or which relates to the Career Mosaic Business or Transferred Assets (such Contracts collectively, the "IP Assignment Contracts"). All IP Assignment Contracts have been assigned to Career Mosaic. No officer, director or employee of Career Mosaic and no employee of Omnicom or BHA related to the operation of the Career Mosaic Business is party to any Contract with any Person other than Career Mosaic which requires such officer, director or employee to (i) assign to any Person other than Career Mosaic any interest in any Intellectual Property which is used in or necessary for the operation of the Career Mosaic Business or included in the Transferred Assets, or (ii) keep confidential any trade secrets, proprietary data, customer information or other business information of any Person other than Career Mosaic. Except as disclosed in Section 7.10 of the Career Mosaic Disclosure Memorandum, no officer, director or employee of Career Mosaic or any employee of Omnicom or BHA related to the operation of the Career Mosaic Business is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person.

     7.11 Environmental Matters. (a) To the Knowledge of Omnicom, BHA and Career Mosaic, Career Mosaic, its Participation Facilities and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect.

     (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Career Mosaic or any of its Operating Properties or Participation Facilities (or Career Mosaic in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Omnicom, BHA, Career Mosaic or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect.

     (c) During the period of (i) Career Mosaic's ownership or operation of any of its current properties, (ii) Career Mosaic's participation in the management of any Participation Facility, or (iii) Career Mosaic's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages or disposals of Hazardous Material in, on, under, adjacent to or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect. Prior to the period of (i) Career Mosaic's ownership or operation of any of its respective current properties, (ii) Career Mosaic's participation in the management of any Participation Facility, or (iii) Career Mosaic's holding of a security interest in Operating Property, to the Knowledge of Omnicom, BHA and Career Mosaic, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Material Adverse Effect.

     7.12 Compliance with Laws. Career Mosaic has in effect all Permits necessary for it to own, lease or operate its material Assets (including the Transferred Assets) and to carry on the Career Mosaic Business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect. Except as disclosed in Section 7.12 of the Career Mosaic Disclosure Memorandum, neither Career Mosaic, nor Omnicom or BHA with respect to the Transferred Assets or Career Mosaic Business:

        (a) is in Default under any of the provisions of their respective Certificates of Incorporation and Bylaws;

        (b) is in Default under any Laws, Orders or Permits applicable to the Career Mosaic Business or employees conducting the Career Mosaic Business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect; or

        (c) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that Career Mosaic is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, or (iii) requiring Career Mosaic to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which materially restricts the conduct of the Career Mosaic Business or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to HeadHunter.NET.

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

     7.13 Labor Relations. Neither Career Mosaic nor the Career Mosaic Business is the subject of any Litigation asserting that an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) has been committed or seeking to compel the bargaining with any labor organization as to wages or conditions of employment. Neither Career Mosaic nor Omnicom or BHA with respect to the employees associated with the Career Mosaic Business are party to any collective bargaining agreement. There is no strike or other labor dispute involving Career Mosaic or the Career Mosaic Business, pending or, to the Knowledge of Omnicom, BHA and Career Mosaic, threatened, or to the Knowledge of Omnicom, BHA and Career Mosaic, is there any activity involving employees of Career Mosaic or employees of BHA primarily associated with the Career Mosaic Business seeking to certify a collective bargaining unit or engaging in any other organization activity.

     7.14 Employee Benefit Plans.  (a) Career Mosaic has disclosed in Section
7.14 of the Career Mosaic Disclosure Memorandum, and has delivered or made available to HeadHunter.NET prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Career Mosaic, Omnicom and BHA (with respect to employees associated with the Career Mosaic Business) or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Career Mosaic Benefit Plans"). Any of the Career Mosaic Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Career Mosaic ERISA Plan." Each Career Mosaic ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as an "Career Mosaic Pension Plan." No Career Mosaic Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All Career Mosaic Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws. Each Career Mosaic ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and neither Omnicom, BHA nor Career Mosaic is aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of BHA and Career Mosaic, Career Mosaic has not engaged in a transaction with respect to any Career Mosaic Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Career Mosaic to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (c) No Career Mosaic Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Career Mosaic Pension Plan, (ii) no change in the actuarial assumptions with respect to any Career Mosaic Pension Plan, and (iii) no increase in benefits under any Career Mosaic Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, an Career Mosaic Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Career Mosaic Pension Plan nor any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by Career Mosaic, or the single-employer plan of any entity which is considered one employer with Career Mosaic under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (an "ERISA Affiliate") has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have an Career Mosaic Business Material Adverse Effect. Career

Mosaic has not provided, and is not required to provide, security to an Career Mosaic Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Career Mosaic with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have an Career Mosaic Business Material Adverse Effect. Career Mosaic has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have an Career Mosaic Business Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Career Mosaic Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 7.14 of the Career Mosaic Disclosure Memorandum, Career Mosaic has no Liability for retiree health and life benefits under any of the Career Mosaic Benefit Plans and there are no restrictions on the rights of Career Mosaic to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have an Career Mosaic Business Material Adverse Effect.

     (f) Except as disclosed in Section 7.14 of the Career Mosaic Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Career Mosaic from Career Mosaic under any Career Mosaic Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Career Mosaic Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Career Mosaic and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been adequately reflected on the Career Mosaic Financial Statements to the extent required by and in accordance with GAAP.

     7.15 Material Contracts. Except as disclosed in Section 7.15 of the Career Mosaic Disclosure Memorandum or otherwise reflected in the Career Mosaic Financial Statements, neither Career Mosaic nor any of its Assets or the Career Mosaic Business, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by Career Mosaic or the guarantee by Career Mosaic of any such obligation, (iii) any Contract which prohibits or restricts (A) the engagement of the Career Mosaic Business or
(B) competition with any other Person, (iv) any Contract between Omnicom, BHA or any Affiliate thereof on one hand, and Career Mosaic on the other, (v) any Contract involving Intellectual Property used in the operation of the Career Mosaic Business or included in the Transferred Assets (other than Contracts entered into in the ordinary course of the Career Mosaic Business, (vi) any Contract relating to the purchase or sale of any goods or services, other than Contracts entered into in the ordinary course of the Career Mosaic Business and involving payments under any individual Contract not in excess of $100,000,
(vii) any other Contract that would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement if Career Mosaic were required to file a Form 10-K on such date (collectively, the "Career Mosaic Contracts"). The Career Mosaic Contracts constitute all of the material Contracts necessary for, or used in connection with, the operation of the Career Mosaic Business as presently conducted. With respect to each Career Mosaic Contract and except as disclosed in Section 7.15 of the Career Mosaic Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) Career Mosaic is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect; (iii) Career Mosaic has not repudiated or waived any material provision of any such

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

Contract; (iv) no other party to any such Contract is, to the Knowledge of Omnicom, BHA and Career Mosaic, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, and (v) no other party to such Contract has, to the Knowledge of Omnicom, BHA and Career Mosaic, repudiated or waived any material provision thereunder. All Career Mosaic Contracts which were included in the Transferred Assets have been assigned to Career Mosaic and all Consents required in connection therewith have been obtained.

     7.16 Legal Proceedings. There is no Litigation instituted, pending or, to the Knowledge of Omnicom, BHA and Career Mosaic, threatened against Career Mosaic, the Career Mosaic Business, or against any director, employee or employee benefit plan of Career Mosaic, or against any Asset (including the Transferred Assets), interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Career Mosaic or the Career Mosaic Business, that are reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect. Section
7.16 of the Career Mosaic Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which (i) Career Mosaic is a party and which names Career Mosaic as a defendant or cross-defendant or for which Career Mosaic has any potential Liability, or (ii) the Transferred Assets or the Career Mosaic Business is the subject.

     7.17 Reports. Since the date of Career Mosaic's organization, Career Mosaic has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for failures to file reports or statements which are not reasonably likely to have, individually or in the aggregate, an Career Mosaic Business Material Adverse Effect). As of their respective dates, each of such reports and documents complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     7.18 Statements True and Correct. None of the information supplied or to be supplied by Omnicom, BHA or Career Mosaic for inclusion in the Registration Statement to be filed by HeadHunter.NET with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein no misleading. None of the information supplied or to be supplied by Omnicom, BHA or Career Mosaic for inclusion in the Proxy Statement to be mailed to HeadHunter.NET's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of HeadHunter.NET or at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Omnicom, BHA or Career Mosaic are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     7.19 Regulatory Matters. Neither Omnicom, BHA nor Career Mosaic has taken or agreed to take any action and has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 11.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     7.20 Ownership of HeadHunter.NET Common Stock. As of the date of this Agreement, neither Omnicom nor any of its majority owned subsidiaries (including
BHA) owns, and at the Effective Time neither Omnicom nor any of its majority owned subsidiaries will own, of record or beneficially, any shares of

HeadHunter.NET common stock nor does Omnicom or any of such subsidiaries (including BHA) have any Equity Rights with respect to HeadHunter.NET capital stock, except for the shares of HeadHunter.NET common stock to be received in the Merger and no more than 100,000 shares owned pursuant to independently trusteed employee plans of Omnicom and its majority owned subsidiaries.

     7.21 Privacy; Web Site. Each of Omnicom, BHA and Career Mosaic have complied with the terms of the privacy policy stated on the web site used in the operation of the Career Mosaic Business at all times during which Omnicom, BHA and Career Mosaic have operated the Career Mosaic Business. No web site used in the operation of the Career Mosaic Business contains content or links to other web sites which contain content that is illegal, obscene or defamatory. No personally identifiable data with respect to users of the Career Mosaic Business' web sites have been provided to third parties without the consent of such user.

     7.22 Brokers, Etc. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisors or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Omnicom, BHA or Career Mosaic.

                                   ARTICLE 8

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     8.1 Covenants of HeadHunter.NET. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of BHA shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, HeadHunter.NET shall and shall cause each of its subsidiaries to (a) operate its business in all material respects only in the ordinary course thereof, (b) use commercially reasonable best efforts to preserve intact its business as conducted on the date hereof in all material respects and its material Assets and maintain its material rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 11.1(b) or 11.1(c), or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

     8.2 Negative Covenants of HeadHunter.NET. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as otherwise provided in this Agreement, unless the prior written consent of BHA shall have been obtained (which consent shall not be unreasonably withheld or delayed), HeadHunter.NET covenants that it will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

        (a) amend the Articles of Incorporation, Bylaws or other governing instruments of HeadHunter.NET or its subsidiaries, except in connection with the adoption of the Rights Plan or as otherwise required by this Agreement, or

        (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $2,000,000, except in the ordinary course of the business of HeadHunter.NET consistent with past practices or as contemplated in the Credit Agreement, or impose, or suffer the imposition, on any Asset of HeadHunter.NET and its subsidiaries of any Lien or permit any such Lien to exist; or

        (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of HeadHunter.NET or its subsidiaries or declare or pay any dividend or make any other distribution in respect of HeadHunter.NET's capital stock; or

        (d) except for (1) this Agreement, (2) pursuant to the exercise of stock options and warrants outstanding as of the date hereof and listed in
     Section 6.3 of the HeadHunter.NET Disclosure Schedule (which, except as set forth in Section 6.3(b), all shall fully vest upon the Effective Time of the Merger) or in respect of up to 400,000 shares of HeadHunter.NET common stock pursuant to stock options awarded after the date of this Agreement in the ordinary course of business consistent with past practice to employees who are not directors or officers of HeadHunter.NET (which shall vest in accordance with the terms approved by the HeadHunter.NET Board of Directors, which shall not accelerate as a result of the Effective Time), (3) as disclosed in Section 8.2(d) of the HeadHunter.NET Disclosure Memorandum and (4) pursuant to the Rights Plan in accordance with its terms, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of HeadHunter.NET common stock or any other capital stock of any subsidiary, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

        (e) adjust, split, combine or reclassify any capital stock of HeadHunter.NET or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of HeadHunter.NET common stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of HeadHunter.NET or its subsidiaries or (y) any material Asset other than in the ordinary course of business for reasonable and adequate consideration; or

        (f) grant any increase in compensation or benefits to the employees, officers or directors of HeadHunter.NET, except in accordance with the ordinary course of business consistent with past practice, subsection (d) above or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of HeadHunter.NET; grant any increase in fees or other increases in compensation or other benefits to directors of HeadHunter.NET; or enter into any other Contract or arrangement with any director or officer of HeadHunter.NET or any other Person who, to the Knowledge of HeadHunter.NET, is a relative of a director or officer of HeadHunter.NET; or

        (g) enter into or amend any employment Contract between HeadHunter.NET and any Person (unless such amendment is required by Law) that HeadHunter.NET does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except as otherwise contemplated in this Agreement; or

        (h) adopt any new employee benefit plan of HeadHunter.NET or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of HeadHunter.NET, other than as otherwise contemplated in Section 9.10 of this Agreement, the acceleration of the vesting of all options outstanding prior to the Effective Time (except as otherwise provided in Section 6.3(b) of this Agreement), or any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans; or

        (i) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

        (j) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of HeadHunter.NET for material money damages or restrictions upon the operations of HeadHunter.NET; or

        (k) except in the ordinary course of business, as otherwise contemplated by this Agreement or for advertising, marketing or co-branding agreements under which HeadHunter.NET's aggregate annual payment obligations do not exceed $2,000,000, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

        (l) take any action that would cause the representations and warranties of HeadHunter.NET and Merger Sub set forth in Article 6 to no longer be true and correct in all material respects; or

        (m) authorize, commit or agree to take any of the foregoing actions.

     8.3 Omnicom, BHA and Career Mosaic Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the

HeadHunter.NET shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated herein, Omnicom, BHA and Career Mosaic shall (x) operate the Career Mosaic Business in all material respects only in the ordinary course thereof, (y) use commercially reasonable best efforts to preserve intact the Career Mosaic Business in all material respects and the material Assets (including the Transferred Assets) used in, or necessary for, the operation of the Career Mosaic Business, and maintain the Career Mosaic Business' material rights and franchises, and (z) take no action which would (i) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 11.1(b) or 11.1(c) or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement. Omnicom, BHA and Career Mosaic each further covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of HeadHunter.NET (which consent shall not be unreasonably withheld or delayed):

        (a) amend the Certificate of Incorporation or Bylaws of Career Mosaic, or

        (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 with respect to Career Mosaic or the Career Mosaic Business, except in the ordinary course of the Career Mosaic Business consistent with past practices or as otherwise contemplated by this Agreement, or impose, or suffer the imposition, on any Asset (including any Transferred Asset) of Career Mosaic or any Asset used in, or necessary for, the operation of the Career Mosaic Business, of any Lien or permit any such Lien to exist; or

        (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Career Mosaic, or declare or pay any dividend or make any other distribution in respect of the capital stock of Career Mosaic; or

        (d) except for this Agreement or as disclosed in Section 8.3(d) of the Career Mosaic Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of Career Mosaic, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

        (e) adjust, split, combine or reclassify any shares of capital stock of Career Mosaic or issue or authorize the issuance of any other securities in respect of or in substitution for shares of such capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of Career Mosaic, or any Asset (including Transferred Assets) used in, or necessary for, the operation of the Career Mosaic Business as presently conducted, other than in the ordinary course of the Career Mosaic Business for reasonable and adequate consideration; or

        (f) grant any increase in compensation or benefits to the employees or officers of Career Mosaic or individuals who are employees of the Career Mosaic Business, except in accordance with the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement or the provisions of any applicable program or plan adopted prior to the date of this Agreement; enter into or amend any severance agreements with officers of Career Mosaic; grant any increase in fees or other increases in compensation or other benefits to directors of Career Mosaic; or enter into any other Contract or arrangement with any director or officer of Career Mosaic or any Person who, to the Knowledge of Omnicom and BHA, is a relative of a director or officer of HeadHunter.NET; or

        (g) enter into or amend any employment Contract between Career Mosaic and any Person (unless such amendment is required by Law) that Career Mosaic does not have the unconditional right to terminate without Liability (other than Liability for services already rendered or severance pay in the ordinary course of business consistent with past practice), at any time on or after the Effective Time; or

        (h) adopt any new employee benefit plan of Career Mosaic or which covers employees who are associated with the Career Mosaic Business, or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Career Mosaic other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans except as required by Law or the terms of such plans; or

        (i) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in applicable Tax Laws or regulatory accounting requirements or GAAP; or

        (j) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Career Mosaic for material money damages or restrictions upon the operations of any Career Mosaic; or

        (k) except in the ordinary course of the Career Mosaic Business, enter into, modify, amend or terminate any material Contract, or waive, release, compromise or assign any material rights or claims; or

        (l) purchase or otherwise acquire beneficial ownership of any shares of HeadHunter.NET common stock or any Equity Rights with respect to HeadHunter.NET capital stock; or

        (m) sell, dispose or otherwise transfer any shares of Career Mosaic common stock; or

        (n) take any action that would cause the representations and warranties of Omnicom, BHA and Career Mosaic set forth in Article 7 to no longer be true and correct in all material respects; or

        (o) authorize, commit or agree to take any of the foregoing actions.

     8.4 Adverse Changes in Condition. Each party agrees to give written notice promptly to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a HeadHunter.NET Material Adverse Effect or an Career Mosaic Business Material Adverse Effect, as the case may be, or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     8.5 Reports. Each party and its subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other parties copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present, in all material respects, the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

     8.6 No Solicitation by HeadHunter.NET. (a) Except as expressly permitted by this Section 8.6, neither the Board of Directors of HeadHunter.NET nor any committee thereof shall authorize or cause HeadHunter.NET to enter into any letter of intent, agreement in principal, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal, unless such Acquisition Agreement would not prevent consummation of the transactions contemplated by this Agreement and, if the transactions contemplated by such Acquisition Agreement were consummated, holders of the HeadHunter.NET common stock issuable in the Merger are treated in the same manner as all other holders of HeadHunter.NET common stock.

     (b) HeadHunter.NET shall promptly advise BHA orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. HeadHunter.NET will keep BHA informed of the status and material details (including amendments or proposed amendments) of any such request or Takeover Proposal. BHA shall maintain the confidentiality of any such information regarding a Takeover Proposal provided to BHA by HeadHunter.NET or its Affiliates.

     (c) Nothing contained in this Section 8.6 shall prohibit HeadHunter.NET from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or from making any disclosure to HeadHunter.NET's shareholders (including with respect to the delivery by HeadHunter.NET to BHA of a Notice of Takeover Proposal) if, in the good faith judgment of the Board of Directors of HeadHunter.NET, after consultation with, and in conformity with the advice of, outside counsel, failure so to disclose would be inconsistent with its fiduciary obligations under applicable law or
(ii) after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of a recommendation to its shareholders for approval of the matters submitted for approval or the failure to withdraw or modify such recommendation would constitute a breach of the fiduciary duties of the members of the Board of Directors of HeadHunter.NET to its shareholders under applicable law.

                                   ARTICLE 9

                             ADDITIONAL AGREEMENTS

     9.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement (and in no event later than 60 days following receipt of Career Mosaic Financial Statements which comply in all material respects with the requirements of the applicable Securities Laws for inclusion in the Registration Statement), HeadHunter.NET, BHA and Career Mosaic jointly shall prepare and file the Registration Statement with the SEC and each shall use its commercially reasonable best efforts to (i) cause the Registration Statement to become effective under the 1933 Act, (ii) take any action required to be taken under applicable state securities Laws in connection with the issuance of the shares of HeadHunter.NET common stock upon consummation of the Merger and (iii) register for resale by BHA in the Registration Statement a number of shares of HeadHunter.NET common stock which will reduce BHA's ownership of HeadHunter.NET common stock to less than 20% of all shares outstanding on the filing date of the Registration Statement; provided that (1) the Registration Statement only shall remain effective for a period of one year after the date that the Registration Statement is declared effective by the SEC, provided, that, BHA shall not sell any Resale Shares under the Registration Statement if HeadHunter.NET furnishes BHA with written notice that facts and circumstances which are not publicly available exist which require HeadHunter.NET to prohibit sales under the Registration Statement for an aggregate period of up to 90 days in any twelve month period and (2) any Person who purchases an amount of the Resale Shares which equals at least 1% of the total shares of HeadHunter.NET common stock outstanding on the date such Person purchases such Resale Shares, BHA shall cause, as a condition to such sale, such Person to enter into a written agreement in form and substance reasonably satisfactory to HeadHunter.NET whereby such Person agrees to execute promptly upon request a customary lock-up agreement in connection with any public offering conducted by HeadHunter.NET within one year after the Effective Time. In addition, HeadHunter.NET, to the extent permitted under applicable Securities Laws, shall have the right, in its sole discretion, to file post-effective amendments to the Registration Statement to, among other things, convert the Registration Statement into a registration statement on Form S-3, or such other appropriate form. HeadHunter.NET shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the issuance of the consideration in the Merger and such other matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) HeadHunter.NET shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its shareholders and (ii) the parties shall furnish to each other all information concerning them that HeadHunter.NET may reasonably request in connection with such Proxy Statement. The parties shall make all necessary filings with respect to the Merger under the Securities Laws.

     9.2 Listing. HeadHunter.NET shall use its best efforts to list, simultaneous with the Effective Time, on the Nasdaq National Market the shares of HeadHunter.NET common stock issued to the holders of Career Mosaic common stock pursuant to the Merger; and HeadHunter.NET shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     9.3 Applications; Antitrust Notification. The parties shall promptly prepare and file applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     9.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Merger Sub shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     9.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its subsidiaries to use, its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 11; provided, that nothing herein shall preclude either party from exercising its rights under this Agreement. Each party shall use, and shall cause each of its subsidiaries to use, its commercially reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. Any withdrawal or modification of its recommendation about approval of the Merger by the HeadHunter.NET Board of Directors pursuant to Section 8.6(c) hereof shall not be deemed to violate or breach this Section 9.5.

     9.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each party shall keep the other parties reasonably apprised of all material developments relevant to its business and to consummation of the Merger and shall permit the other party to make or cause to be made such investigation of the business and properties of it and its subsidiaries and of their respective financial and legal conditions as the other party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of the other party.

     (b) Each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its businesses, operations and financial positions. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

     (c) Each party agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of any other party.

     9.7 Press Releases. Prior to the Effective Time, Omnicom, BHA, Career Mosaic and HeadHunter.NET shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.7 shall be deemed to prohibit any party from making any disclosure which it determines in good faith to be necessary or advisable in order to satisfy such party's disclosure obligations imposed by Law.

     9.8 Tax Treatment. Each of the parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action, including merging Merger Sub with or into HeadHunter.NET, which would cause the Merger not to qualify as a "reorganization" within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code for federal income tax purposes.

     9.9 Indemnification, Exculpation and Insurance. (a) HeadHunter.NET agrees that any indemnification or other agreements of Career Mosaic as in effect on the date hereof and as disclosed on Section 9.9(a) of the Career Mosaic Disclosure Memorandum, which are for the benefit of individuals who are not listed in Section 5.1 of this Agreement, shall be assumed by the Surviving Corporation and HeadHunter.NET in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and Assets to any Person, then, and in each such case, HeadHunter.NET shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in Section 9.9(a).

     (c) For six years after the Effective Time, HeadHunter.NET shall cause all director nominees named in Section 5.1 hereof to be covered under all director and officer liability insurance coverage available to its directors and officers at the Effective Time.

     (d) The provisions of this Section 9.9 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     9.10 Fees and Expenses. Except as provided in this Section 9.10, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Without limiting the generality or effect of the foregoing, HeadHunter.NET and Omnicom equally shall bear and pay the costs and expenses incurred in connection with the filing and printing of the Registration Statement and Proxy Statement, the mailing of the Proxy Statement and the filing fees for the premerger notification and report forms under the HSR Act.

     9.11 Certain Employee Matters. Following the Merger, HeadHunter.NET will cause the Surviving Corporation to (i) honor all obligations under employment and severance Contracts of Career Mosaic, the existence of which have been disclosed to HeadHunter.NET in Schedule 7.15 of the Career Mosaic Disclosure Memorandum and otherwise do not constitute a violation of this Agreement, in accordance with the terms thereof without offset or deduction (other than withholding Taxes required by Law to be withheld) and (ii) not take any action during the period from the Closing Date to the first anniversary of the Closing Date (the "First Anniversary Date") which results in the employees of Career Mosaic immediately prior to the Effective Time set forth on Schedule 9.11 of the Career Mosaic Disclosure Memorandum (the "Closing Date Employees") receiving compensation and benefits that, in the aggregate, are less favorable than the compensation and benefits to which other similarly situated employees of HeadHunter.NET or its subsidiaries are entitled, provided, however, that nothing herein will prohibit HeadHunter.NET from (a) taking any action required by Law or (b) substituting, in accordance with applicable Law and the terms of any applicable benefit plan, a benefit plan applicable to similarly situated Closing Date Employees. To the extent that any benefit plan of HeadHunter.NET or any of its subsidiaries becomes applicable to any Closing Date Employees, HeadHunter.NET will grant, or cause to be granted, to such Closing Date Employees credit for their service with BHA, Career Mosaic or their respective Affiliates for the purpose of determining eligibility to participate and nonforfeitability of benefits under such benefit plan and for purposes of benefit accrual under vacation and severance pay plans. With respect to any welfare benefit plan of HeadHunter.NET or its subsidiaries made available to Closing Date Employees, HeadHunter.NET will waive or cause its subsidiaries to waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent such provisions were inapplicable to any Closing Date Employee immediately before such plan was made available and provide that any expenses incurred on or before the date such plan was made available by any such individual or such individual's covered dependents will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

                                   ARTICLE 10

                                INDEMNIFICATION

     10.1 Agreement of Omnicom to Indemnify. Subject to the terms and conditions of this Article 10, Omnicom and BHA, jointly and severally, agree to indemnify, defend and hold harmless HeadHunter.NET and Merger Sub, and each of their respective Affiliates, officers, directors, employees, agents and representatives (collectively, the "HeadHunter.NET Indemnitees") from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a HeadHunter.NET Indemnitee and resulting from, based upon, or arising out of:

        (a) the material breach of any representation or warranty of Omnicom, BHA or Career Mosaic contained in or made pursuant to this Agreement or in the certificates referenced in Sections 11.3(c) and (f) in connection herewith, regardless of whether HeadHunter.NET had Knowledge of such inaccuracy, untruth, incompleteness or breach prior to the Effective Time; and

        (b) a material breach of any covenant of Omnicom, BHA or Career Mosaic made in this Agreement; and

        (c) any Loss arising out of any Tax Liability incurred by the Surviving Corporation or HeadHunter.NET as the result of the failure of the contribution by BHA of the Transferred Assets to Career Mosaic to qualify for tax-free treatment under Section 351 of the Internal Revenue Code, or any other Tax Liability for which the Surviving Corporation is liable as the result of Career Mosaic being a member of the Omnicom affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is HeadHunter.NET) under Treasury Regulation Section 1.1502-6.

     10.2 Agreement of HeadHunter.NET to Indemnify. Subject to the terms and conditions of this Article 10, HeadHunter.NET agrees to indemnify, defend and hold harmless BHA, and each of their respective Affiliates, officers, directors, employees, agents and representatives (collectively, the "BHA Indemnitees") from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a BHA Indemnitee and resulting from, based upon, or arising out of:

        (a) the material breach of any representation or warranty of HeadHunter.NET or Merger Sub contained in or made pursuant to this Agreement or in the certificates referenced in Sections 11.2(c) and (e) in connection herewith, regardless of whether Omnicom, BHA or Career Mosaic had Knowledge of such inaccuracy, untruth, incompleteness or breach prior to the Effective Time; and

        (b) a material breach of any covenant of HeadHunter.NET or Merger Sub made in this Agreement.

     10.3 Procedures for Indemnification. (a) An indemnification claim shall be made by a HeadHunter.NET Indemnitee or BHA Indemnitee (hereinafter an "Indemnitee"), as the case may be, by delivery of a written notice to the indemnifying party specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) information in reasonable detail as such Indemnitee shall have concerning such Third Party Claim.

     (b) If the indemnification claim involves a Third Party Claim, the procedures set forth in Section 10.3 shall be observed by the Indemnitee and the indemnifying party.

     (c) If the indemnification claim involves a matter other than a Third Party Claim, the indemnifying party shall have 30 days to object to such indemnification claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the indemnification claim by the indemnifying party and the indemnification claim shall be paid in accordance with subsection (d) hereof.

     (d) Upon determination of the amount of an indemnification claim, whether by agreement between the indemnifying party and the Indemnitee or by any final adjudication, the indemnifying party shall pay the amount of such indemnification claim within twenty (20) days of the date such amount is determined.

     10.4 Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

        (a) The Indemnitee shall give the indemnifying party written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the indemnifying party may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the indemnifying party of such claim shall not relieve the indemnifying party of any liability that it may have with respect to such claim except to the extent the indemnifying party demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the indemnifying party shall be an acknowledgment of the obligation of the indemnifying party to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the indemnifying party fails or refuses to undertake the defense of such Third Party Claim within twenty (20) days after written notice of such claim has been given to the indemnifying party by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an indemnification claim which shall be deemed an indemnification claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

        (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the indemnifying party, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the indemnifying party hereunder. If the Indemnitee shall elect to exercise such right, the indemnifying party shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

        (c) No settlement of a Third Party Claim involving the asserted liability of the indemnifying party under this Article shall be made without the prior written consent by or on behalf of the indemnifying party, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the indemnifying party has not responded within ten (10) business days of notice of a proposed settlement. If the indemnifying party assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the indemnifying party without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

        (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

     10.5 Exclusive Remedy. The rights of the Indemnitees to indemnification under this Article 10 are the exclusive rights and remedies against any other party hereto for any claim based on an inaccuracy, untruth, incompleteness or breach of any representation or warranty of any indemnifying party contained herein or in any certificate, schedule or exhibit furnished by such party in connection herewith, or based upon the failure of an indemnifying party to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such indemnifying party.

     10.6 Survival. Except as otherwise provided below, all representations, warranties and covenants contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing until April 1, 2001, notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty; provided, however that (i) any representation, warranty, covenant or agreement made or to be performed by the indemnifying party contained in this Agreement related to any Taxes, employee benefit plans or environmental issues shall survive until the ninetieth (90th) day after the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitation and (ii) any representation or warranty contained in Sections 6.1, 6.2, 6.3, 7.1, 7.2 and 7.3 shall survive indefinitely. Any claim for indemnification under Sections 10.1(a), 10.1(b), 11.1(a) or 11.1(b) with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the facts and the Loss relating thereto, within such specified periods of survival, may not be pursued and is hereby irrevocably waived.

     10.7 Limitations as to Amount. No indemnifying party shall have any liability with respect to the matters described in Sections 10.1(a) or 10.2(a) until the total of all Losses with respect thereto exceeds $1,000,000, at which time the Indemnitee shall be entitled to indemnification for the full amount of all Losses (including the first $1,000,000). Notwithstanding any other provision of this Agreement to the contrary, the indemnification obligations of Omnicom and BHA, collectively, on the one hand, and of HeadHunter.NET and Merger Sub, collectively, on the other hand, shall not exceed $35 million. The limitations set forth in this Section 10.7 shall not apply to (i) an intentional misrepresentation, (ii) an intentional breach of warranty, (iii) fraud of any indemnifying party, (iv) an indemnification claim based on Section 10.1(c) or
(v) an indemnification claim based on a breach of the representations and warranties set forth in Sections 6.8, 6.11, 6.14, 7.8, 7.11 and 7.14. The indemnifying party shall be liable for all Losses with respect to any indemnification claim based on subparagraphs (i)-(v) above and any amount recovered under such subparagraphs shall not be counted against the $35 million limit for purposes of any other indemnification claims.

     10.8 Tax Effect and Insurance. The liability of the indemnifying party with respect to any indemnification claim shall be reduced by the tax benefit if and when actually realized and any insurance proceeds (net of collection costs) received by the Indemnitee as a result of any Losses upon which such indemnification claim is based, and shall include any tax detriment if and when actually suffered by the Indemnitee as a result of such Losses or the receipt of payment therefor. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the indemnifying party of the indemnification claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the indemnification claim is based.

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

                                   ARTICLE 11

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     11.1 Conditions to Obligations of Each Party. The respective obligations of each party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties pursuant to Section 13.5:

        (a) Shareholder Approval. The shareholders of HeadHunter.NET shall have approved the issuance of HeadHunter.NET common stock under this Agreement as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

        (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities listed on Exhibit 11.1(b) shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of any party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

        (c) Consents and Approvals. Each party shall have obtained any and all Consents and no such Consent shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

        (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

        (e) Listing. All shares of HeadHunter.NET common stock to be issued to the holders of Career Mosaic common stock in the Merger shall have been approved for listing on the Nasdaq National Market.

     11.2 Conditions to Obligations of Omnicom, BHA and Career Mosaic. The obligations of Omnicom, BHA and Career Mosaic to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by them pursuant to Section 13.5:

        (a) Representations and Warranties. The representations and warranties of HeadHunter.NET and Merger Sub set forth in Article 6 which are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

        (b) Performance of Covenants. Each and all of the covenants of HeadHunter.NET and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

        (c) Certificates. HeadHunter.NET shall have delivered to Omnicom, BHA and Career Mosaic a certificate dated as of the Closing Date and signed on HeadHunter.NET's behalf by an executive officer to the effect that the conditions set forth in Sections 11.2(a) and (b) have been satisfied.

        (d) Documents. HeadHunter.NET, Merger Sub and ITC shall have executed and delivered all documents set forth in Article 5 of this Agreement (to the extent that each is a party thereto).

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

        (e) Second Quarter Revenues. HeadHunter.NET shall have either publicly announced or delivered to BHA a certificate executed by its Chief Financial Officer certifying that HeadHunter.NET had net revenues (revenues reduced by agency commissions) for the quarter ended June 30, 2000 of at least $7.05 million, determined in accordance with GAAP.

     11.3 Conditions to Obligations of HeadHunter.NET and Merger Sub. The obligations of HeadHunter.NET and Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HeadHunter.NET pursuant to Section 13.5:

        (a) Representations and Warranties. The representations and warranties of Omnicom, BHA and Career Mosaic set forth in Article 7 of this Agreement which are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of
     (1) the date of this Agreement or the Delivery Date (as specified in the initial paragraph of Article 7), and (2) the Closing Date, as if made at and as of such time (except to the extent expressly made as an earlier date, in which case as of such date).

        (b) Performance of Covenants. Each and all of the covenants of Omnicom, BHA and Career Mosaic to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

        (c) Certificates. Omnicom shall have delivered to HeadHunter.NET a certificate dated as of the Closing Date and signed on its behalf by an executive officer, to the effect that the conditions set forth in Sections 11.3(a) and 11.3(b) have been satisfied.

        (d) Documents. Omnicom, BHA and Career Mosaic shall have executed and delivered all documents set forth in Article 5 of this Agreement (to the extent that each is a party thereto).

        (e) Career Mosaic Financial Statements. Arthur Andersen LLP shall have delivered to HeadHunter.NET the Career Mosaic Financial Statements (not including the unaudited interim financial statements for any period since the end of the most recent year), in form and substance reasonably satisfactory to HeadHunter.NET.

        (f) Second Quarter Net Revenues. Career Mosaic shall have delivered to HeadHunter.NET a certificate executed by its Chief Financial Officer certifying that Career Mosaic had net revenues (revenues reduced by agency commissions) for the quarter ended June 30, 2000 of at least $4.7 million, determined in accordance with GAAP.

                                   ARTICLE 12

                                  TERMINATION

     12.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of HeadHunter.NET, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) By mutual consent of HeadHunter.NET and BHA; or

        (b) By any party (provided that the terminating party (and each of its Affiliates which is a party hereto) is not then in material breach of any representation, warranty or covenant contained in this Agreement) in the event of a material breach by any other party (which is not an Affiliate of the terminating party) of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

        (c) By any party (provided that the terminating party (and each of its Affiliates which is a party hereto) is not then in material breach of any representation, warranty or covenant contained in this Agreement) in the event of a material breach by any other party (which is not an Affiliate of the terminating party) of any covenant contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

        (d) By any party (provided that the terminating party (and each of its Affiliates which is a party hereto) is not then in material breach of any representation, warranty or covenant contained in this Agreement) in the event (i) any Consent of any Regulatory Authority listed on Exhibit 11.1(b) shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of HeadHunter.NET fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for their approval; or

        (e) By any party in the event that the Merger shall not have been consummated by the date 120 days after the initial filing date of the Registration Statement, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the terminating party (and each of its Affiliates which is a party hereto); or

        (f) By HeadHunter.NET, in the event that BHA has not provided the Career Mosaic Financial Statements by June 30, 2000; or

        (g) By BHA, in the event that HeadHunter.NET has not filed the Registration Statement within 60 days of HeadHunter.NET's receipt of the Career Mosaic Financial Statements; provided that (1) the Career Mosaic Financial Statements on the date of delivery materially comply with the requirements of Securities Laws applicable to financial statements to be included in the Registration Statement and (2) BHA has not breached its covenants contained in Sections 9.1 and 9.5 and such breach was a material factor in HeadHunter.NET's inability to file the Registration Statement within such 60-day period; or

        (h) By BHA, in the event that the Board of Directors of HeadHunter.NET shall have (i) taken any action prohibited by Section 8.6 of this Agreement or (ii) failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other specific Takeover Proposal, which would prevent consummation of the Merger), or shall have resolved not to reaffirm the Merger.

     12.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 12.2, Article 13, Section 9.6(b) and Section 9.11 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 12.1(b) or 12.1(c) shall not relieve the breaching party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                   ARTICLE 13

                                 MISCELLANEOUS

     13.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

        "1933 Act" shall mean the Securities Act of 1933, as amended.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

        "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

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

        "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "Career Mosaic Business" shall mean the business transferred by BHA to Career Mosaic pursuant to the Contribution Agreement as conducted prior to the effective date of the Contribution Agreement by BHA, and as now conducted by Career Mosaic.

        "Career Mosaic Business Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence has a material adverse impact on (i) the financial position, business or results of operations of the Career Mosaic Business or (ii) the ability of Omnicom, BHA or Career Mosaic to perform their respective obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, which shall not include actions and omissions of Omnicom, BHA or Career Mosaic taken with the prior written Consent of HeadHunter.NET in contemplation of the transactions contemplated hereby.

        "Career Mosaic Disclosure Memorandum" shall mean the written information entitled "Career Mosaic Disclosure Memorandum" delivered prior to the date of this Agreement to HeadHunter.NET describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "Career Mosaic Financial Statements" shall mean the audited financial statements prepared by Arthur Andersen LLP with respect to the Career Mosaic Business for the three most recent fiscal years and the unaudited financial statements prepared with respect to the Career Mosaic Business for any interim periods since the end of the most recent fiscal year.

        "Closing Date" shall mean the date on which the Closing occurs.

        "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

        "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person.

        "Default" shall mean (i) any breach or violation of, default under, contravention of or conflict with any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of or conflict with any Contract, Law, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or Permit.

        "DGCL" shall mean the Delaware General Corporation Law, as amended.

        "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. sec.sec. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec.sec. 6901, et seq. ("RCRA"), and other Laws
                                       39
     relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

        "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "GBCC" shall mean the Georgia Business Corporation Code, as amended.

        "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

        "HeadHunter.NET Disclosure Memorandum" shall mean the written information entitled "HeadHunter.NET Disclosure Memorandum" delivered prior to the date of this Agreement to Omnicom, BHA and Career Mosaic describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "HeadHunter.NET Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules) of HeadHunter.NET as of December 31, 1998 and as of December 31, 1999, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, as filed by HeadHunter.NET in SEC Documents filed prior to the date hereof, and (ii) the consolidated balance sheets of HeadHunter.NET (including related notes and schedules) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1999.

        "HeadHunter.NET Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of HeadHunter.NET and its subsidiaries, taken as a whole, or (ii) the ability of HeadHunter.NET to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, which shall not include actions and omissions of HeadHunter.NET (or any of its subsidiaries) taken with the prior written Consent of BHA in contemplation of the transactions contemplated hereby.

        "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, domain names, data, web site content, user data and other intellectual property rights.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known, without independent investigation or verification, by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel or any senior, executive or other vice president of such Person.

        "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

        "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

        "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages, if asserted in a Third Party claim only), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

        "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

        "Operating Property" shall mean any property owned, leased or operated by the party in question or by any of its subsidiaries or in which such party or subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

        "Participation Facility" shall mean any facility or property in which the party in question or any of its subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

        "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

        "Proxy Statement" shall mean the proxy statement used by HeadHunter.NET to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of HeadHunter.NET relating to the issuance of the HeadHunter.NET common stock to the holders of Career Mosaic common stock.

        "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by HeadHunter.NET under the 1933 Act with respect to the shares of HeadHunter.NET common stock to be issued to the holders of Career Mosaic common stock in the Merger.

        "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties and their respective subsidiaries.

        "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant or other representative engaged by a Person.

        "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a party or any of its subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "Shareholders' Meeting" shall mean the meeting of the shareholders of HeadHunter.NET to be held pursuant hereto, including any adjournment or adjournments thereof.

        "Surviving Corporation" shall mean Merger Sub as the surviving corporation resulting from the Merger.

        "Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Omnicom of an Affiliate thereof) relating to any direct or indirect (i) sale, lease, exchange, transfer or other disposition (including a contribution to a joint venture) of at least 30% of the Assets of HeadHunter.NET and its subsidiaries, taken as a whole, or (ii) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, tender offer, exchange offer or other similar transaction the result of which is that HeadHunter.NET's shareholders immediately prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction.

        "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a party or its subsidiaries.

        "Tax" or "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, payroll, franchise, stamp, occupation, windfall profits, federal highway use, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, ad valorem, value added, alternative or add-on minimum,
                                       42
     estimated or other tax or of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties and additions imposed thereon or with respect thereto.

        "Third Party Claim" shall mean any Litigation (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a Person other than an indemnifying party and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

        "Transferred Assets" shall mean the Assets related to, used in or necessary for, the conduct of the Career Mosaic Business which were transferred by BHA to Career Mosaic under that certain Contribution and Assumption Agreement dated as of the date of this Agreement and effective as of January 1, 2000, between BHA and Career Mosaic (the "Contribution Agreement").

        "Transferred Liabilities" shall mean the Liabilities related to or used in the Career Mosaic Business which were assumed by Career Mosaic under the Contribution Agreement.

     (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     13.2 Brokers and Finders. Except for First Union Securities, Inc., the investment bankers for HeadHunter.NET and Merger Sub, the fees and expenses of which shall be paid by HeadHunter.NET, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by a party, such party agrees to indemnify and hold the other parties harmless of and from any Liability in respect of any such claim.

     13.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     13.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after shareholder approval of this Agreement has been obtained.

     13.5 Waivers. (a) Prior to or at the Effective Time, Omnicom, BHA or Career Mosaic, each acting through its respective Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by HeadHunter.NET or Merger Sub, to waive or extend the time for the compliance or fulfillment by HeadHunter.NET or Merger Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Omnicom, BHA or Career Mosaic under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Omnicom, BHA or Career Mosaic, as the case may be.

     (b) Prior to or at the Effective Time, HeadHunter.NET or Merger Sub, each acting through its respective Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Omnicom, BHA or Career Mosaic, to waive or extend the time for the compliance or fulfillment by Omnicom, BHA or Career Mosaic of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HeadHunter.NET or Merger Sub under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HeadHunter.NET or Merger Sub.

     (c) The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     13.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     13.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     HeadHunter.NET or Merger Sub:

       HeadHunter.NET, Inc.
        333 Research Court, Suite 200
        Norcross, Georgia 30092
        Telecopy Number: (770) 349-2401
        Attention: Chief Executive Office

     Copy to Counsel:

       Alston & Bird LLP
        1201 West Peachtree Street
        Atlanta, Georgia 30309-3424
        Telecopy Number: (404) 881-7777
        Attention: J. Vaughan Curtis, Esq.

     Omnicom, BHA or Career Mosaic:

       Omnicom Group Inc.
        437 Madison Avenue
        New York, New York 10022
        Telecopy Number: (212) 817-6551
        Attention: Randall J. Weisenburger

     Copy to Counsel:

       Jones Day Reavis & Pogue
        599 Lexington Avenue
        New York, New York 10022
        Telecopy Number: (212) 755-7306
        Attention: Thomas Bark, Esq.

     ITC:

       ITC Holding Company, Inc.
        3300 20th Avenue
        P.O. Box 20
        Valley, Alabama 36854
        Telecopy Number: (     )      -
        Attention: Chief Executive Officer

     Copy to Counsel:

       Kimberley E. Thompson, Esq.
        4717 Dolphin Lane
        Alexandria, Virginia 22309
        Telecopy Number: (703) 619-9720

     13.8 Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws principles thereof.

     (b) The parties agree that any litigation arising out of this Agreement may be brought only in any federal court located in the State of Delaware or in Delaware state court (collectively, the "Permitted Courts"). In furtherance thereof, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Permitted Court in the event any dispute arises out of this Agreement or any of the transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request or leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Permitted Court. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting a party from seeking to enforce a judgment obtained in a Permitted Court in a court in any other jurisdiction.

     13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     13.10 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     13.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     13.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     13.13 Specific Performance. The parties hereto agree that (i) irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and (ii) the parties will be entitled to an injunction to prevent material breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy to which they may be entitled at law or in equity.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the day and year first above written.

                                          OMNICOM GROUP INC.

                                          By:  /s/ RANDALL J. WEISENBURGER
                                            ------------------------------------
                                          Name:      Randall J. Weisenburger
                                              ----------------------------------
                                                 Executive Vice President and
                                          Title:     Chief Financial Officer
                                             -----------------------------------

                                          BERNARD HODES GROUP INC.

                                          By:  /s/ RANDALL J. WEISENBURGER
                                            ------------------------------------
                                          Name:      Randall J. Weisenburger
                                              ----------------------------------
                                          Title:         Duly Authorized
                                             -----------------------------------

                                          CAREER MOSAIC INC.

                                          By:  /s/ RANDALL J. WEISENBURGER
                                            ------------------------------------
                                          Name:      Randall J. Weisenburger
                                              ----------------------------------
                                          Title:         Duly Authorized
                                             -----------------------------------

                                          HEADHUNTER.NET, INC.

                                          By: /s/ ROBERT M. MONTGOMERY, JR.
                                            ------------------------------------
                                          Name:     Robert M. Montgomery, Jr.
                                              ----------------------------------
                                          Title:   President and Chief Executive
                                                 Officer
                                             -----------------------------------

                                          RESUME ACQUISITION CORPORATION

                                          By: /s/ ROBERT M. MONTGOMERY, JR.
                                            ------------------------------------
                                          Name:     Robert M. Montgomery, Jr.
                                              ----------------------------------
                                          Title:   President and Chief Executive
                                                 Officer
                                             -----------------------------------

                                          ITC HOLDING COMPANY, INC.

                                          By:    /s/ KIMBERLEY THOMPSON
                                            ------------------------------------
                                          Name:        Kimberley Thompson
                                              ----------------------------------
                                          Title:      Senior Vice President
                                             -----------------------------------

                                 AMENDMENT 1 TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of June 16, 2000, by and among OMNICOM GROUP INC. ("Omnicom"), BERNARD HODES GROUP INC. ("BHA"), CAREER MOSAIC INC. ("Career Mosaic"), HEADHUNTER.NET, INC. ("HeadHunter.NET"), RESUME ACQUISITION CORPORATION ("Merger Sub") and ITC HOLDING COMPANY, INC. ("ITC").

                                    PREAMBLE

     The parties to the Agreement and Plan of Merger dated as of April 15, 2000 (the "Merger Agreement") among Omnicom, BHA, Career Mosaic, HeadHunter.NET, Merger Sub and ITC desire to amend the Merger Agreement to clarify certain points in the Merger Agreement. Except to the extent expressly amended herein, the terms of the Merger Agreement shall continue in full force and effect.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

     1. The following Section shall be added to Article 3 of the Merger Agreement in its entirety:

     "3.4 NET EQUITY ADJUSTMENT.

        (a) Within 45 days after the Closing Date, BHA will deliver to HeadHunter.NET a proposed balance sheet prepared in accordance with GAAP using the same accounting principles, policies and practices used in preparing the balance sheet as of December 31, 1999 included in the audited Career Mosaic Financial Statements, which will set forth Career Mosaic's Net Equity Amount (as defined below) as of the day immediately prior to the Closing Date (the "Closing Date Balance Sheet"). If within 30 days after the date of BHA's delivery of the Closing Date Balance Sheet, HeadHunter.NET objects in good faith to the Closing Date Balance Sheet or the calculation of Career Mosaic's Net Equity Amount, HeadHunter.NET may give written notice within such 30 day period which shall (i) set forth HeadHunter.NET's proposed changes to the Closing Date Balance Sheet and Net Equity Amount and (ii) specify in reasonable detail HeadHunter.NET's basis for such changes. The failure of HeadHunter.NET to object to the Closing Date Balance Sheet or the Net Equity Amount within such 30 day period will constitute acceptance by HeadHunter.NET of BHA's Closing Date Balance Sheet and calculation of Net Equity Amount. If HeadHunter.NET and BHA are unable to resolve any disagreement between them with respect to the preparation of the Closing Date Balance Sheet or the calculation of Net Equity Amount within 30 days after delivery of the written objection by HeadHunter.NET to BHA, the items in dispute will be referred in writing to any office of Arthur Andersen LLP other than the New York or Atlanta offices (the "Accountants") as promptly as practicable, but not later than five days after the expiration of such 30 day period, for determination. HeadHunter.NET and BHA will use reasonable efforts to cause the Accountants to render their determination as soon as practicable thereafter, but in no event later than 45 days after the submission to such Accountants of the notice of disagreement referred to in the immediately preceding sentence, including, without limitation, by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The Accountants will make a determination as to each of the items in dispute, which determination shall be (i) in writing, (ii) furnished to each party hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement and (iv) conclusive and binding upon each of the parties hereto. Nothing herein will be construed to authorize or permit the Accountants to determine (i) any question or matter whatsoever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in one or more disputed items reflected in the Closing Date Balance Sheet delivered by BHA to HeadHunter.NET in order for the Net Equity Amount to be determined in accordance with the provisions of this Agreement or
     (ii) a Net Equity Amount that is not equal to one of, or between, the Net Equity Amount calculated by HeadHunter.NET and the Net Equity Amount calculated by BHA. The fees and expenses of the Accountants will be paid by the party whose last written settlement offer
                                       47
     related to all items in dispute, in the aggregate, submitted to the Accountants upon the referral of the matter to the Accountants in accordance with this Section varies by the greatest absolute amount from the determination by the Accountants of all such disputed items. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement discussions or settlement offer made by any party. The determination of the Accountants shall be final, binding and non-appealable by the parties.

        (b) During the period that HeadHunter.NET's advisors and personnel are conducting their review of BHA's preparation of the Closing Date Balance Sheet and determination of the Net Equity Amount and during any dispute period relating thereto, HeadHunter.NET and its representatives will have reasonable access during normal business hours to the work papers prepared by or on behalf of BHA and its representatives in connection with BHA's preparation of the Closing Date Balance Sheet and determination of the Net Equity Amount; provided, however, that HeadHunter.NET will conduct such review in a manner that does not unreasonably interfere with the conduct of the business of BHA or result in substantial out-of-pocket costs to BHA. To the extent any such work papers are in the control of HeadHunter.NET after the Closing Date, HeadHunter.NET will grant BHA and its representatives reciprocal access rights for the purpose of finalizing the preparation of the Closing Date Balance Sheet and the determination of the Net Equity Amount. HeadHunter.NET and BHA agree in good faith to use all reasonable efforts to provide such information and access described in this Section 3.4(b).

        (c) Upon final determination of the Net Equity Amount, the parties will make the following adjustments:

           (i) if the Net Equity Amount exceeds $2,696,000, then HeadHunter.NET will pay to BHA the difference between the Net Equity Amount and $2,696,000; or

           (ii) if the Net Equity Amount is less than $2,196,000, then BHA will pay to HeadHunter.NET the difference between $2,196,000 and the Net Equity Amount.

        (d) Any payment in respect of an adjustment required to be made under
     Section 3.4(c) will be made within 3 business days of the final determination of the Net Equity Amount in cash by wire transfer in immediately available funds in accordance with written instructions provided by the payee. If HeadHunter.NET is required to pay BHA under
     Section 3.4(c)(i) of this Agreement, then HeadHunter.NET shall have the right to set-off against such amount the amount of any account receivables owed to Career Mosaic by BHG or any of its Affiliates, including Omnicom, that were reflected on the Closing Date Balance Sheet (whereupon such account receivables will be discharged).

        (e) For purposes of this Agreement,

           (i) "Net Equity Amount" means the amount shown as "Total assets" of Career Mosaic (excluding the $5.0 million capital contribution to be made by BHA to Career Mosaic pursuant to Section 5.14 of this Agreement), plus a credit for the amount of Consumer Marketing Expenses (as defined below), less the amount shown as "Total liabilities" (excluding "Due to parent company" liabilities), including, without limitation, "Accounts payable," "Accrued expenses" and "Deferred revenue," in each case as shown on the Closing Date Balance Sheet.

           (ii) "Consumer Marketing Expenses" means the monthly expenses incurred by Career Mosaic for the period from July 1, 2000 to the date immediately prior to the Closing Date, with respect to the vendors listed on Exhibit 3.4(e) under the terms of the existing agreements between such vendors and Career Mosaic, such monthly expenses not to be less than nor greater than the amounts set forth on Exhibit 3.4(e), unless HeadHunter.NET has provided prior written approval of such lesser or greater consumer marketing expenses. All payments by Career Mosaic during the period from July 1, 2000 until the Closing Date shall be made when and as due under the terms of the existing agreements between Career Mosaic and the vendors listed on Exhibit 3.4(e) and Career Mosaic shall not prepay any amounts under those agreements."

     2. The following Section shall be added to Article 3 of the Merger Agreement in its entirety:

     "3.5 INTERCOMPANY LIABILITIES. Effective as of the Effective Time, (1) all intercompany Liabilities which are shown as "Due to parent company" on the Closing Date Balance Sheet and (2) all other intercompany Liabilities owed from Career Mosaic to BHA or any of its Affiliates (including Omnicom, but excluding Career Mosaic) immediately prior to the Effective Time, which are not directly related to the sale or provision of the products and services of Career Mosaic's business, shall be discharged and there will be no further Liability therefor, except for any agreement to be entered into pursuant to Article 5 of this Agreement."

     3. Section 5.8 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "5.8 ACCESS TO INFORMATION; AUDIT COOPERATION. From the date of this Agreement until the Effective Time, Omnicom, BHA and Career Mosaic shall afford HeadHunter.NET and its officers, employees, accountants, consultants, legal counsel and other representatives full and complete access during normal business hours to the properties, books, records, contracts, facilities, premises and equipment comprising or relating to the Transferred Assets, the Transferred Liabilities and the Career Mosaic Business. From the date of this Agreement until the Effective Time, HeadHunter.NET and Merger Sub shall afford BHA and its officers, employees, accountants, consultants, legal counsel and other representatives full and complete access during normal business hours to the properties, books, records, contracts, facilities, premises and equipment of HeadHunter.NET. Omnicom, BHA and Career Mosaic shall cooperate with and assist HeadHunter.NET and its officers, employees, accountants, consultants, legal counsel and other representatives in preparing, in accordance with the SEC requirements in connection with the Merger: (i) audited financial statements of the Career Mosaic Business for the last two fiscal years; (ii) unaudited financial statements for fiscal year 1997 and any interim periods since the end of the last fiscal year; and (iii) any other report, proxy statement or other document, all as related to the Career Mosaic Business or the Transferred Assets. To the extent that HeadHunter.NET is required by any Securities Law to provide audited financial statements for Career Mosaic for the fiscal year 1997, Omnicom, BHA and Career Mosaic shall cooperate with and assist HeadHunter.NET and its officers, employees, accountants, consultants, legal counsel and other representatives in preparing such audited financial statements; provided that in no event will HeadHunter.NET be entitled to terminate this Agreement pursuant to
Section 12.1(e) if the failure to consummate the merger prior to September 16, 2000 results solely from delay in the delivery of such audited financial statements for fiscal year 1997 and Omnicom, BHA and Career Mosaic have otherwise complied with the covenants of this Section 5.8."

     4. The following Section shall be added to Article 5 of the Merger Agreement in its entirety:

     "5.14 CAPITAL CONTRIBUTION. Effective immediately prior to the Effective Time, BHA shall contribute $5.0 million in cash to the capital of Career Mosaic via wire transfer of immediately available funds to an account designated in writing by HeadHunter.NET."

     5. Section 8.3(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

        "(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of Career Mosaic, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, except as contemplated by this Agreement or as disclosed in Section 8.3(d) of the Career Mosaic Disclosure Memorandum and except for the transfer by BHA of up to 1,228 shares of Career Mosaic common stock to other stockholders who are not Affiliates of BHA or Omnicom;"

     6. The following Section shall be added to Article 8 of the Merger Agreement in its entirety:

     "8.7 ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE. Except as expressly provided in Section 3.4 of this Agreement, prior to the Effective Time, the practices of BHA and Career Mosaic with respect to (i) the timing of the payment of accounts payable or other expenses of Career Mosaic or (ii) the collection or settlement of accounts receivable, may differ from the historical practices of Career Mosaic without resulting in a breach of this Agreement; provided that (1) the result of such different practices does not cause the Net Equity Amount to be greater than $2,696,000 or less than $2,196,000 (in the latter case, the Net Equity Amount may be lower than $2,196,000 to the extent that BHA has paid HeadHunter.NET in accordance with Section 3.4 of this Agreement), (2) BHA and Career Mosaic use commercially reasonable best efforts to preserve intact (A) the Career Mosaic Business in all material respects, (B) the material Assets (except for the accounts receivable discussed above) used in, or necessary for, the operation of the Career Mosaic Business and (C) the Career Mosaic Business' material rights and franchises, and (3) neither Career Mosaic, BHA nor any Affiliate thereof breach any material Contract related to, used in or necessary for the conduct of the Career Mosaic Business or binding upon Career Mosaic or its Assets."

     7. Section 9.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "9.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement (and in no event later than 60 days following receipt of Career Mosaic Financial Statements which comply in all material respects with the requirements of the applicable Securities Laws for inclusion in the Registration Statement), HeadHunter.NET, BHA and Career Mosaic jointly shall prepare and file the Registration Statement with the SEC and each shall use its commercially reasonable best efforts to (i) cause the Registration Statement to become effective under the 1933 Act, (ii) take any action required to be taken under applicable state Securities Laws in connection with the issuance of the shares of HeadHunter.NET common stock upon consummation of the Merger and (iii) register for resale by BHA in the Registration Statement the shares of HeadHunter.NET common stock that BHA receives in the merger; provided that (1) the Registration Statement only shall remain effective for a period of one year after the date that the Registration Statement is declared effective by the SEC, (2) BHA shall not sell any Resale Shares under the Registration Statement if HeadHunter.NET furnishes BHA with written notice that HeadHunter.NET's board of directors has determined in good faith that it is in the best interests of HeadHunter.NET (A) not to disclose the existence of facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction involving HeadHunter.NET or (B) for any purpose, to suspend the resale rights set forth herein, then HeadHunter.NET may prohibit sales under the Registration Statement; provided that HeadHunter.NET shall not have the right to prohibit sales under the Registration Statement for more than an aggregate period of 90 days in any twelve month period and (3) as to any Person who, to the Knowledge of BHA, purchases an amount of the Resale Shares in a single transaction or series of related transactions which equals at least 1% of the total shares of HeadHunter.NET common stock outstanding on the date such Person purchases such Resale Shares, BHA shall cause, as a condition to such sale, such Person to enter into a written agreement whereby such Person agrees, in connection with any public offering of securities by HeadHunter.NET which closes within one year of the Effective Time, to execute promptly upon request an agreement under which such Person agrees not to sell or otherwise dispose of any Resale Shares for a period equal to the lesser of (i) 90 days following completion of such public offering or (ii) the period agreed to by the other shareholders who execute lock-up agreements in connection with such offering; provided that such Person will not be required to execute a lock-up agreement unless each (A) Investor (as defined in the Registration Rights Agreement dated as of the Effective Time among HeadHunter.NET, BHA and ITC) who holds at least 1% of the then outstanding common stock of HeadHunter.NET and (B) HeadHunter.NET executive officer also executes a lock-up agreement. In addition, HeadHunter.NET, to the extent permitted under applicable Securities Laws, shall have the right, in its sole discretion, to (i) file post-effective amendments to the Registration Statement to, among other things, convert the Registration Statement into a registration statement on Form S-3, or such other appropriate form or (ii) cause the Registration Statement to cease to be effective prior to the one year period, provided that HeadHunter.NET has filed, and the SEC has declared effective, a registration statement on Form S-3 covering the resale of the Resale Shares, which shall continue to be effective until the expiration of the one year period. Subject to HeadHunter.NET's right to prohibit sales under the Registration Statement for an aggregate of up to 90 days in any twelve month period, the immediately preceding sentence will not be construed so as to permit an interruption in the one year period under which BHA is permitted to sell shares pursuant to the Registration Statement, without BHA's prior written consent. HeadHunter.NET shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration
                                       50

Statement is declared effective by the SEC, for the purpose of voting upon approval of the issuance of the consideration in the Merger and such other matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) HeadHunter.NET shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its shareholders and (ii) the parties shall furnish to each other all information concerning them that HeadHunter.NET may reasonably request in connection with such Proxy Statement. The parties shall make all necessary filings with respect to the Merger under the Securities Laws. Prior to the earlier of the Effective Time or a transferee's investment decision regarding shares of Career Mosaic common stock, BHA and Omnicom shall deliver a copy of the Proxy Statement to each such transferee of Career Mosaic common stock (as contemplated in Section 7.3 of the Career Mosaic Disclosure Memorandum and in Section 8.3(d) of this Agreement)."

     8. Section 10.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

        "(b) a material breach of any covenant of Omnicom, BHA or Career Mosaic made in this Agreement; provided, however, that Omnicom, BHA and Career Mosaic will not be required to indemnify HeadHunter.NET for any Loss to the extent that such Loss is a Liability reflected on the Closing Date Balance Sheet and used in the calculation of the Net Equity Amount; and"

     9. Section 11.2(e) of the Merger Agreement is hereby deleted in its entirety.

     10. Section 11.3(f) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

        "(F) CAPITAL CONTRIBUTION. HeadHunter.NET shall have received (i) evidence that the $5.0 million capital contribution referenced in Section
     5.14 of the Agreement has been made by BHA or (ii) a certificate of the Chief Financial Officer of Omnicom dated immediately prior to the Effective Time certifying that the $5.0 million capital contribution has been wired in accordance with Section 5.14 of this Agreement."

     11. Section 12.1(f) is hereby deleted in its entirety and replaced with the following:

        "(f) By HeadHunter.NET, in the event that BHA has not provided the Career Mosaic Financial Statements (excluding audited financials for fiscal year 1997 and the Closing Date Balance Sheet); or"

     12. The definition of Career Mosaic Financial Statements contained in
Section 13.1(a) of the Merger Agreement is deleted in its entirety and replaced with the following:

     "CAREER MOSAIC FINANCIAL STATEMENTS" shall mean the audited financial statements prepared by Arthur Andersen LLP with respect to the Career Mosaic Business for the two most recent fiscal years and the unaudited (or, if required by Section 5.8 of this Agreement, audited with respect to fiscal year 1997) financial statements prepared with respect to the Career Mosaic Business for fiscal year 1997 and any interim periods since the end of the most recent fiscal year, including the Closing Date Balance Sheet."

     13. The following shall be added to the List of Exhibits to the Merger Agreement and Exhibit A attached hereto shall be added as Exhibit 3.4(e) to the Merger Agreement:

        "3.4(e) Consumer Marketing Expenses"

     14. Subject to the credit for Consumer Marketing Expenses contemplated in
Section 3.4 of the Merger Agreement and subject to Section 8.7 of the Merger Agreement, BHA and Omnicom agree that BHA and Omnicom shall fund all of Career Mosaic's operating expenses incurred by Career Mosaic prior to the Effective Time. Such amounts funded by BHA and Omnicom shall be forgiven at the Effective Time in accordance with Section 3.5 of the Merger Agreement, as amended hereby.

     15. Section 7.3 of the Career Mosaic Disclosure Memorandum to the Merger Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

     16. HeadHunter.NET agrees that, in connection with Section 9 of this Amendment, the Contribution and Assumption Agreement (the "Contribution Agreement") dated as of April 15, 2000 with an effective date of January 1, 2000 by and between BHA and Career Mosaic is being amended simultaneously herewith by (a) inserting the word "and" before "(iii)" in
Section 1.1 thereof and by deleting "(iv) cash in the amount of $5.0 million" from Section 1.1 thereof and (b) by deleting in its entirety Schedule 1.1(a) to the Contribution Agreement and replacing it with Exhibit C attached hereto.

     17. Miscellaneous

     (a) Entire Agreement. Except as otherwise expressly provided herein, the Merger Agreement and this Amendment (including the documents and instruments referred to therein and herein) constitute the entire agreement between the parties with respect to the transactions contemplated thereunder and hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Amendment expressed or implied, is intended to confer upon any person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of the Merger Agreement or this Amendment. Except to the extent expressly amended hereby, the terms of the Merger Agreement shall continue in full force and effect.

     (b) Amendments. To the extent permitted by law, this Amendment may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties.

     (c) Waivers.

        (i) Prior to or at the Effective Time (as defined in the Merger Agreement), Omnicom, BHA or Career Mosaic, each acting through its respective Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Amendment by HeadHunter.NET or Merger Sub, to waive or extend the time for the compliance or fulfillment by HeadHunter.NET or Merger Sub of any and all of its obligations under this Amendment, and to waive any or all of the conditions precedent to the obligations of Omnicom, BHA or Career Mosaic under this Amendment, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Omnicom, BHA or Career Mosaic, as the case may be.

        (ii) Prior to or at the Effective Time, HeadHunter.NET or Merger Sub, each acting through its respective Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Amendment by Omnicom, BHA or Career Mosaic, to waive or extend the time for the compliance or fulfillment by Omnicom, BHA or Career Mosaic of any and all of its obligations under this Amendment, and to waive any or all of the conditions precedent to the obligations of HeadHunter.NET or Merger Sub under this Amendment, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of HeadHunter.NET or Merger Sub.

        (iii) The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Amendment. No waiver of any condition or of the breach of any term contained in this Amendment in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Amendment.

     (d) Assignment. Except as expressly contemplated hereby, neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (e) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     HeadHunter.NET or Merger Sub                             HeadHunter.NET, Inc.
                                                              333 Research Court, Suite 200
                                                              Norcross, Georgia 30092
                                                              Telecopy Number: (770) 349-2401
                                                              Attention: Chief Executive
                                                              Officer

     Copy to Counsel:                                         Alston & Bird LLP
                                                              1201 West Peachtree Street
                                                              Atlanta, Georgia 30309-3424
                                                              Telecopy Number: (404) 881-7777
                                                              Attention: J. Vaughan Curtis,
                                                              Esq.

     Omnicom, BHA or Career Mosaic:                           Omnicom Group Inc.
                                                              437 Madison Avenue
                                                              New York, New York 10022
                                                              Telecopy Number: (212) 817-6551
                                                              Attention: Randall J.
                                                              Weisenburger

     Copy to Counsel:                                         Jones Day Reavis & Pogue
                                                              599 Lexington Avenue
                                                              New York, New York 10022
                                                              Telecopy Number: (212) 755-7306
                                                              Attention: Thomas Bark, Esq.

     ITC:                                                     ITC Holding Company, Inc.
                                                              3300 20th Avenue
                                                              P.O. Box 20
                                                              Valley, Alabama 36854
                                                              Telecopy Number: (703) 619-9720
                                                              Attention: Chief Executive
                                                              Officer

     Copy to Counsel:                                         Kimberley E. Thompson, Esq.
                                                              4717 Dolphin Lane
                                                              Alexandria, Virginia 22309
                                                              Telecopy Number: (703) 619-9720

     (f) Governing Law; Jurisdiction.

        (i) This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of laws principles thereof.

        (ii) The parties agree that any litigation arising out of this Amendment may be brought only in any federal court located in the State of Delaware or in Delaware state court (collectively, the "Permitted Courts"). In furtherance thereof, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Permitted Court in the event any dispute arises out of this Amendment or any of the transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request or leave from any such court, and (iii) agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than a Permitted Court. Notwithstanding the foregoing, nothing in this Amendment shall be construed as prohibiting a party from seeking to enforce a judgment obtained in a Permitted Court in a court in any other jurisdiction.

     (g) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (h) Captions. The captions contained in this Amendment are for reference purposes only and are not part of this Amendment.

     (i) Interpretations. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Amendment shall be considered the draftsman. The parties acknowledge and agree that this Amendment has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     (j) Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the day and year first above written.

                                          OMNICOM GROUP INC.

                                          By: /s/ Robert A. Profusek
                                            ------------------------------------
                                          Name:  Robert A. Profusek
                                          --------------------------------------
                                          Title: Executive Vice President
                                          --------------------------------------

                                          BERNARD HODES GROUP INC.

                                          By: /s/ Alan Schwartz
                                            ------------------------------------
                                          Name: Alan Schwartz
                                          --------------------------------------
                                          Title: Executive Vice President
                                          --------------------------------------

                                          CAREER MOSAIC INC.

                                          By: /s/ Barry J. Wagner
                                            ------------------------------------
                                          Name: Barry J. Wagner
                                          --------------------------------------
                                          Title: Secretary
                                          --------------------------------------

                                          HEADHUNTER.NET, INC.

                                          By: /s/ Craig Stamm
                                            ------------------------------------
                                          Name: Craig Stamm
                                          --------------------------------------
                                          Title: Vice President, Business
                                          --------------------------------------
                                          Development
                                          --------------------------------------

                                          RESUME ACQUISITION CORPORATION

                                          By: /s/ Craig Stamm
                                            ------------------------------------
                                          Name: Craig Stamm
                                          --------------------------------------
                                          Title: Vice President, Business
                                          --------------------------------------
                                          Development
                                          --------------------------------------

                                          ITC HOLDING COMPANY, INC.

                                          By: /s/ Kimberley Thompson
                                            ------------------------------------
                                          Name: Kimberley Thompson
                                          --------------------------------------
                                          Title: Senior Vice President
                                          --------------------------------------